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As filed with the Securities and Exchange Commission on October 31, 2001

Registration No. 333-68884

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MEDICALCV, INC.
(Name of Small Business Issuer in its Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	3842 (Primary Standard Industrial Classification Code Number)	41-1717208 (I.R.S. Employer Identification Number)
9725 South Robert Trail Inver Grove Heights, Minnesota 55077 (651) 452-3000 (Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Blair P. Mowery
President and Chief Executive Officer
MedicalCV, Inc.
9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(651) 452-3000
(Name, Address, and Telephone Number of Agent For Service)
COPIES TO:
Avron L. Gordon, Esq.
Brett D. Anderson, Esq.
James R. Sankovitz, Esq.
Briggs and Morgan, Professional Association
2400 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
(612) 334-8400
FAX (612) 334-8650	Michele D. Vaillancourt, Esq. Joy S. McGinnis, Esq. Winthrop & Weinstine, P.A. 3000 Dain Rauscher Plaza 60 South Sixth Street Minneapolis, MN 55402 (612) 347-0700 FAX (612) 347-0600

   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

   If any securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

1,500,000 Units

Each Unit Consisting of One Share of Common Stock
and One Redeemable Class A Warrant

    This is an initial public offering of securities of MedicalCV, Inc. We are offering 1,500,000 units at a price of $4.50 per unit. Each unit consists of one share of common stock and one redeemable Class A Warrant. Each Class A Warrant becomes exercisable, and may be transferred separately from the common stock, 18 months after the effectiveness of this offering. When each Class A Warrant becomes exercisable, the holder will be entitled to purchase, at any time until three years after the effectiveness of this offering, one share of common stock at an exercise price of $6.50 per share, subject to customary anti-dilution adjustments. We may redeem the Class A Warrants for $0.01 per warrant at any time once they become exercisable, upon ten business days' written notice, if the closing price of our common stock or units exceeds $8.50, subject to customary anti-dilution adjustments, for any ten consecutive trading days before such notice. No public market currently exists for our securities.

    We have applied to have our units listed on The Nasdaq SmallCap Market under the symbol "MDCVU." We intend to list our common stock and Class A Warrants on The Nasdaq SmallCap Market, when the units become separable, under the symbols "MDCV" for the common stock and "MDCVW" for the Class A Warrants.

    Investing in our securities involves a high degree of risk and substantial dilution. You should review Risk Factors beginning on page 8 and Dilution on page 19 for information that you should consider carefully before buying our securities.

	Per Unit	Total
Public offering price	$4.50	$6,750,000
Underwriting discount	$0.45	$675,000
Proceeds to us before deducting offering expenses	$4.05	$6,075,000

    This is a firm commitment offering. The underwriter has a 45-day option to purchase 225,000 additional units from us at the same price to cover over-allotments, if any. In addition, we have agreed to pay the underwriter 3% of the total public offering price to cover its expenses and to issue it a five-year warrant to purchase 150,000 units. We have also agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. You should review Underwriting for more information regarding our agreement with the underwriter.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Equity Securities Investments, Inc.

The date of this prospectus is            , 2001

OMNICARBON™

MedicalCV, Inc. has specialized in mechanical heart valve design and manufacture since 1971, when it introduced the Lillehei-Kaster™ heart valve. To respond to physicians' ideas and their aspirations for improved prostheses, MedicalCV acted on the hypothesis that combining a successful monoleaflet design with biocompatible pyrolytic carbon material could produce a mechanical prosthesis with decreased complications. The result was the Omnicarbon™ heart valve, which has been launched in the U.S. market following premarket approval granted by the FDA in July 2001.

AORTA
OMNICARBON VALVE / AORTIC POSITION
OMNICARBON VALVE / MITRAL POSITION
LEFT VENTRICLE
NATURAL HEART VALVE / TRICUSPID

    You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover; however, the information may have changed since that date.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Special Note Regarding Our Forward-Looking Statements
Use of Proceeds
Dividend Policy
Capitalization
Dilution
Selected Consolidated Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Certain Relationships and Related Transactions
Principal Shareholders
Description of Securities
Shares Eligible for Future Sale
Underwriting
Legal Matters
Experts
Change in Accountants
Additional Information

    All references in this prospectus to our experience in the development, manufacture and marketing of mechanical heart valves, as well as the number of worldwide implants of heart valves, includes the prior operations of Medical Incorporated, incorporated in 1971, and its successor organization, Omnicor, Inc., incorporated in 1989, the assets of which we acquired in 1992.

    We have used, and therefore claim common law rights in, the following trademarks: MedicalCV, Omnicarbon, Omniscience, Interface, Whisper Seat, GlideThru, UltraPure, UPP Carbon and Medical Incorporated. We also have a federal registration for the mark: Omniscience. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

    This summary highlights some of the important information regarding our business. It is qualified in its entirety by, and should be read in conjunction with, the more detailed information, financial statements and accompanying notes appearing elsewhere in this prospectus. We urge you to read the entire prospectus carefully, especially the risks of investing in our securities discussed under Risk Factors, before you decide to buy our securities.

MedicalCV, Inc.

Our Business

    We manufacture and market mechanical heart valves known as the Omnicarbon Series 3000 and Series 4000. Our heart valves are used to treat heart valve failure caused by the aging process, heart diseases, prosthetic heart valve failure and congenital defects. To date, we have distributed the Omnicarbon 3000 and 4000 heart valves primarily in Europe, South Asia, the Middle East and the Far East. In fiscal year 2001, we derived 57.2% of our net sales from Europe.

    On July 26, 2001, the Food and Drug Administration gave us notice of premarket approval to sell our Omnicarbon 3000 heart valve in the United States, the largest geographic market for mechanical heart valves. We expect that our ability to market the Omnicarbon 3000 heart valve in the U.S. will favorably affect our international sales, as many cardiovascular surgeons and others who make purchasing decisions are aware of the FDA's rigorous premarket approval process and consider it to be a validation of the safety and efficacy of medical devices.

    As an innovator of heart valve technology, we have more than 30 years of experience in developing, manufacturing and marketing five generations of heart valves, and have sold more than 135,000 heart valves worldwide. Deutsche Banc Alex. Brown estimates that the annual U.S. market for heart valves is approximately $392 million and the annual worldwide market for heart valves is approximately $767 million.

    We intend to promote the following advantages of our Omnicarbon heart valves over our competitors' mechanical heart valves:

  •
  approximately 30,000 implants in patients worldwide demonstrating lower incidence of thromboembolism, which is arterial blockage caused by a blood clot, and bleeding complications requiring medical/surgical intervention;
  •
  lower red blood cell destruction and lower cardiac energy loss when compared to the two market leaders; and
  •
  a quality record of no design failures or product recalls.

    Our Omnicarbon heart valves are made of pyrolytic carbon, a material considered to be state-of-the-art in terms of blood compatibility and durability. We purchase pyrolytic carbon components for our Omnicarbon 3000 heart valves, which we have now begun to sell in the U.S. and Japan, under a supply agreement with Sulzer Carbomedics, Inc., a major manufacturer of pyrolytic carbon components. Our supply contract requires us to purchase through December 2003 pyrolytic carbon components for our Omnicarbon 3000 heart valves solely from Sulzer Carbomedics. In 1999, we completed the development of our own proprietary UPP Carbon™ process for pyrolytic carbon coating of our products. That year, we began manufacturing Omnicarbon 4000 heart valves, which we currently sell in markets other than the U.S. and Japan, utilizing this proprietary process.

Our Market Opportunity

    Through independent clinical studies conducted in reference centers in Europe and Japan and published in peer-reviewed journals, the Omnicarbon design has consistently demonstrated the lowest levels of design-related complication rates compared to other mechanical heart valves in two critical areas: thromboembolism and hemorrhage. In today's highly competitive and cost-conscious market, we believe this clinical performance will enhance our ability to market Omnicarbon heart valves to cardiovascular surgeons and health care decision-makers in the U.S. and also increase our worldwide market share. The U.S. market has historically been dominated by a small number of companies that manufacture and market bileaflet heart valves. We believe our Omnicarbon heart valve has demonstrated clinical advantages over bileaflet heart valves. With medical costs continuing to rise in developed countries, we believe that the advantages of our Omnicarbon heart valve, with over 17 years of implants in patients, position our products as a preferred choice where post-surgical costs, long-term medical costs and patient quality of life are key considerations.

Our Strategy

    Our global strategy is to introduce our Omnicarbon 3000 heart valve in the U.S. and increase our market share internationally for our Omnicarbon 4000 heart valve. To accomplish this, we plan to:

  •
  continue to develop and strengthen our international distribution network;
  •
  expand and strengthen our network of independent sales representatives in the U.S. who have established physician relationships and expertise in marketing to cardiovascular surgeons;
  •
  create awareness and demand for our products through:
  •
  physician education,
  •
  recognized and active domestic and international clinical advisory boards,
  •
  state-of-the-art product and marketing materials for distribution by our representatives,
  •
  strategic ad placement in key cardiovascular journals,
  •
  exhibits of our products at all major domestic and international cardiovascular meetings,
  •
  a website targeting both physicians and patients, and
  •
  visits to our facility by surgeons using or interested in our product and other medical care decision-makers;
  •
  promote independent clinical studies which we believe will demonstrate the benefits of our products over those of our competitors; and
  •
  use our heart valve technology platform to enter into other product areas by developing, licensing or acquiring other products focused on the needs of cardiovascular surgeons in order to enhance our visibility and sales opportunities.

Our History

    Our company was incorporated in Minnesota on March 30, 1992 under the name CV Dynamics, Inc. In April 1992, we acquired all of the tangible and intangible assets of Omnicor, Inc. Omnicor resulted from the corporate and financial restructuring of a predecessor company called Medical Incorporated. Medical Incorporated was organized in 1971 to develop and market the Lillehei-Kaster heart valve, which it licensed from the University of Minnesota. Our company changed its name to MedicalCV, Inc. in February 2000.

    Our executive offices are located at 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, a suburb of the Twin Cities. Our telephone number is (651) 452-3000.

This Offering

Securities offered	We are offering 1,500,000 units at a price of $4.50 per unit. Each unit consists of one share of common stock and one redeemable Class A Warrant. Each Class A Warrant becomes exercisable, and may be transferred separately from the common stock, 18 months after the effectiveness of this offering. When each Class A Warrant becomes exercisable, the holder will be entitled to purchase, at any time until three years after the effectiveness of this offering, one share of common stock at an exercise price of $6.50 per share, subject to customary anti-dilution adjustments. We may redeem the Class A Warrants for $0.01 per warrant at any time once they become exercisable, upon ten business days' written notice, if the closing price of our common stock or units exceeds $8.50, subject to customary anti-dilution adjustments, for any ten consecutive trading days before such notice.
Common stock outstanding prior to the offering	6,343,834 shares
Common stock outstanding after the offering	7,843,834 shares*
Use of proceeds	To fund sales and marketing initiatives, engineering and regulatory expenses and capital expenditures, to repay bridge notes and to provide working capital.
Proposed Nasdaq SmallCap Market Symbols
We have applied to have our units listed on The Nasdaq SmallCap Market under the symbol "MDCVU." We intend to list our common stock and Class A Warrants on The Nasdaq SmallCap Market, when the units become separable, under the symbols "MDCV" for the common stock and "MDCVW" for the Class A Warrants.

*
If the underwriter's over-allotment option is exercised, there will be 8,068,834 shares outstanding after the offering.

    In addition to the 7,843,834 shares to be outstanding after the offering, we will have:

  •
  1,500,000 shares issuable by us upon the exercise of the Class A Warrants at an exercise price of $6.50 per share;
  •
  860,000 shares issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $4.72 per share;
  •
  111,111 shares issuable by us upon the conversion of $500,000 principal amount of outstanding 10% convertible subordinated bridge notes due August 2002 at an assumed conversion price of $4.50 per share;
  •
  1,453,748 shares issuable by us upon the exercise of stock options granted, or shares available for issuance pursuant to future grants, under our stock option plans;
  •
  150,000 units issuable by us upon the exercise of a warrant that we will issue to the underwriter of this offering at an exercise price of $5.40 per unit; and

  •
  225,000 additional units that may be purchased from us by the underwriter pursuant to an option to cover over-allotments, if any, in connection with this offering.

    If all of the above-referenced securities were issued, we would have 12,518,693 shares outstanding after this offering. Unless indicated otherwise, this prospectus assumes that none of the above-referenced securities is issued. If the over-allotment option is exercised by the underwriter, some of the information in this prospectus will be different, including information presented above and information under Use of Proceeds, Dilution and Capitalization. In presenting all such information, we are assuming that the underwriter's over-allotment option will not be exercised.

SUMMARY CONSOLIDATED FINANCIAL DATA

	Years Ended April 30,		Three Months Ended July 31,
	2000	2001	2000	2001
			(unaudited)	(unaudited)
Statement of Operations Data:
Net sales	$2,701,941	$2,863,440	$570,574	$641,351
Cost of goods sold	2,025,723	1,804,278	413,253	470,359
Gross profit	676,218	1,059,162	157,321	170,992
Total operating expenses	2,858,443	3,994,082	725,538	1,024,356
Net loss	(3,544,453)	(3,238,829)	(581,019)	(880,788)
Basic and diluted net loss per share	(0.71)	(0.56)	(0.12)	(0.14)
Weighted average number of shares outstanding	4,969,560	5,787,642	5,023,834	6,343,834
	July 31, 2001
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Total current assets	$3,398,476	$3,837,951	$8,890,451
Total current liabilities	886,224	886,224	886,224
Working capital	2,512,252	2,951,727	8,004,227
Total assets	5,016,947	5,517,447	10,508,422
Long-term debt and capital lease obligations, including current portion	2,669,016	2,861,280	2,669,016
Total shareholders' equity	1,564,941	1,873,177	7,056,416

    The balance sheet data listed above sets forth summary consolidated financial data:

  •
  on an actual basis,
  •
  on a pro forma basis to reflect the receipt of net proceeds of $439,475 from the sale of $500,000 principal amount of 10% convertible subordinated bridge notes and warrants to purchase 500,000 shares of common stock in a bridge financing completed on August 21, 2001, with the $308,236 attributable to the allocated fair value of the warrants accounted for as a discount on the bridge notes, and
  •
  on a pro forma basis as adjusted to give effect to our receipt of the estimated net proceeds of $5,552,500 from the sale in this offering of 1,500,000 units at $4.50 per unit and the application of the net proceeds as described in Use of Proceeds.

    You should review Use of Proceeds for information regarding our anticipated use of the proceeds of this offering and Capitalization for information regarding our capitalization following this offering.

RISK FACTORS

    You should carefully consider the following risk factors before you decide to buy our units. You should also consider the other information in this prospectus. If any of the following risks actually occur, our business, financial condition, operating results and cash flows could be materially adversely affected. This could cause the trading price of our units to decline, and you may lose part or all of your investment.

Risks related to our business

    We rely upon sales of our Omnicarbon heart valves for substantially all of our revenue.  Our results of operations materially depend on the success of the Omnicarbon 3000 and 4000 heart valves, which accounted for substantially all of our revenue for the fiscal year ended April 30, 2001. A significant reduction in sales of Omnicarbon heart valves for any reason, including the introduction of additional competing products, would have a material adverse effect on us. If we develop additional products, we would need to obtain regulatory approval before we could sell them. Given the time-consuming nature of the regulatory clearance process, we do not expect to be able to sell such additional products in the foreseeable future.

    We cannot assure you that our heart valves will gain physician acceptance.  A limited number of cardiovascular surgeons and cardiologists can influence medical device selection and purchase decisions for a large portion of the target cardiovascular surgery patient population. We cannot assure you that our Omnicarbon heart valves, or any of the products that we may develop, will gain any significant degree of physician acceptance, or that users will accept these products as preferable to alternative products or methods of treatment. Physician acceptance of our Omnicarbon heart valves will depend upon our ability to demonstrate the clinical advantages of lower complication rates and cost-effectiveness of Omnicarbon heart valves when compared to other prosthetic heart valves. Negative publicity involving Omnicarbon heart valves or other prosthetic heart valves could adversely affect the overall acceptance of Omnicarbon heart valves. Further, we must overcome in the U.S. and in other markets a preference for bileaflet heart valves, which are marketed by most major manufacturers of mechanical heart valves. Any of the foregoing factors, among others, could limit or detract from physician acceptance of our product and have a negative effect on our business, financial condition, operating results and cash flows.

    Because we do not have FDA clearance to manufacture our Omnicarbon 3000 heart valves using our own pyrolytic carbon process for sale in the U.S., we depend upon a third party supplier for critical components.  We market our Omnicarbon 3000 heart valves, which we have now begun to sell in the U.S. and Japan, with pyrolytic carbon components produced by Sulzer Carbomedics, a third party supplier which sells competing heart valves. We have a supply contract that requires us to purchase such components for use in the Omnicarbon 3000 heart valve solely from Sulzer Carbomedics until December 2003. Given the absence of FDA-cleared alternative sources for pyrolytic carbon components for our Omnicarbon 3000 heart valves, any disruption or termination of our supply contract, or our failure to extend it, if necessary, would have a material adverse effect on our continued ability to sell Omnicarbon 3000 heart valves. Future purchase shortfalls could adversely affect our ongoing relationship with Sulzer Carbomedics. Further, we cannot assure you that we will be able to obtain FDA clearance to manufacture Omnicarbon heart valves for sale in the U.S. using our own pyrolytic carbon process. Our future success will depend, in part, on obtaining FDA clearance to manufacture carbon components for heart valves for sale in the U.S.

    We may need to fund multiple research studies throughout the lifecycle of each of our products, providing statistically significant scientific data to regulatory agencies and cost effectiveness data to third party payers.  The FDA, foreign regulatory agencies and third party health care payers may require scientific clinical outcomes data and cost effectiveness data. We will need to provide this data throughout our products' lifecycles. Payers and governmental agencies may change the frequency and breadth of clinical research required, potentially significantly increasing our costs. Without adequate positive outcomes data that demonstrate advantages from the use of our Omnicarbon heart valves, we may not achieve any significant market penetration. We cannot assure you that our outcomes data will be adequate to meet present or future medical device utility requirements. If our outcomes data does not meet such requirements, we may be unable to sell our products or obtain third party reimbursement for the costs of our products.

    Intense competition in the prosthetic heart valve industry could prevent us from successfully marketing our products or render our products obsolete.  We compete in mature, highly competitive markets in which many of our competitors have well-known and established products. To compete successfully in these markets, we must maintain competitive pricing and demonstrate the advantages of our Omnicarbon heart valves in terms of post-surgical complications. Several companies are currently pursuing new mechanical heart valve designs, blood compatible coatings for mechanical heart valves, longer lasting tissue heart valves and surgical alternatives to implanting prosthetic heart valves. It is possible that technological advances by our competitors, or advances in surgical procedures that delay the need for replacing heart valves, could render our Omnicarbon heart valves noncompetitive or obsolete.

    Our primary competitors, St. Jude Medical, Inc., Medtronic, Inc. and Sulzer Carbomedics, dominate the market and control most of the mechanical heart valve market worldwide. Our competitors have extensive clinical data demonstrating the performance of their heart valves and internal carbon manufacturing capabilities. The companies with which we compete have many additional competitive advantages over us, including:

  •
  greater name recognition and product market acceptance;

  •
  more established physician relationships;

  •
  broader product lines;

  •
  greater distribution capabilities;

  •
  greater regulatory compliance capabilities;

  •
  larger marketing, research and development staffs and facilities; and

  •
  greater financial resources.

    We cannot assure you that we will be able to compete against such competitors or their products.

    We anticipate future losses and negative cash flows, which may limit or delay our ability to become profitable.  We have incurred losses in each of the last five fiscal years. We had net losses of $3,238,829 for the year ended April 30, 2001 and $3,544,453 for the year ended April 30, 2000. We had a net loss of $880,788 for the three months ended July 31, 2001. As of July 31, 2001, we had an accumulated deficit of $8,988,509. We expect to incur additional net losses until we are able to generate and sustain substantially higher revenues while maintaining reasonable expense levels, both of which involve uncertainty. We also must continue to make significant expenditures on research and development in connection with our heart valves. We cannot assure you that our revenues will grow in future periods or that we will ever become profitable. If we do achieve profitability, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

    Our future results depend upon the strength of the mechanical heart valve market.  Our business could suffer if the use of mechanical heart valves declines. In recent years, there has been an increase in the number of tissue heart valves used. We believe that improvements in tissue heart valve longevity and an increase in the average age of heart valve patients have contributed to the recent increase in the use of tissue heart valves. If the use of mechanical heart valves declines, it could materially adversely affect our business, financial condition, operating results and cash flows.

    The small number of distributors operating in foreign markets who currently generate substantially all of our revenues pose a concentration of credit risk and could leave us at any time, impairing our business.  Substantially all of our sales originate from eight distributors who market our Omnicarbon 4000 heart valves in Europe, South Asia, the Middle East and the Far East. Because we do not control the amount or timing of the resources such parties allocate to sales of our product, any revenues we derive from such relationships depend upon the efforts of such distributors. If we could not locate a replacement on a timely basis, the loss of an international distributor could adversely affect us.

    Certain of our significant international distributors are affiliates of our company. During our fiscal year ended April 30, 2001, such affiliates made net purchases of product from our company equal to approximately 45.5% of our net sales. During our fiscal year ended April 30, 2000, such affiliates made net purchases of product from our company equal to approximately 58.8% of our net sales. Obligations to us from our distributors are unsecured. Such affiliates could fail to pay receivables or cease distributing our products at any time, thereby materially and adversely affecting our business, financial condition, operating results and cash flows.

    We depend upon sales outside the U.S., which are subject to a number of risks that could harm our ability to successfully commercialize our product and could harm our business.  We face several risks as a result of doing business in foreign markets, including:

  •
  unforeseen changes in regulatory requirements and government health programs;

  •
  potentially adverse tax consequences;

  •
  political and economic instability; and

  •
  greater difficulty in collecting payments from product sales.

    In addition, the value of the U.S. dollar in relation to other currencies may also harm our sales to customers outside the U.S. because we require substantially all of our customers to pay for our products in U.S. currency.

    We may be unable to fund our significant future capital needs, and we may need additional funds sooner than anticipated.  Based on our current rate of expenditures, anticipated net sales and current research and development plans, we estimate that the proceeds from the sale of the units offered hereby, together with amounts available under our bank line of credit, assuming such line of credit is refinanced to a long-term mortgage in fiscal year 2003, will be sufficient to fund our operating needs, capital expenditures and working capital requirements through fiscal year 2003. The timing and amount of our future capital requirements, however, will depend on a number of factors, including:

  •
  the extent to which our Omnicarbon 3000 heart valve gains market acceptance in the U.S.;

  •
  costs of manufacturing and marketing;

  •
  potential reductions in heart valve pricing by our competitors;

  •
  costs of licensing and acquiring new products and technologies;

  •
  time and costs involved in obtaining regulatory clearance for our pyrolytic carbon coating process for sales in the U.S. of our Omnicarbon 4000 heart valve and other unanticipated regulatory costs;

  •
  costs involved in filing, prosecuting and enforcing patents or defending against any patent infringement claims;

  •
  competing technological and market developments; and

  •
  progress and cost of clinical trials for new products.

    In any event, we will require additional capital to support future operations, to complete the development of products and to manufacture and market any products resulting from current development projects. We cannot assure you that such additional financing will be available on acceptable terms, or at all. If funds are raised by issuing additional equity securities, our then existing shareholders, including those who become shareholders in this offering, will experience further dilution. If we are unable to obtain additional funds as needed, we may not be able to:

  •
  develop or enhance our products,

  •
  gain market share in the U.S., or

  •
  respond to competitive pressures or unanticipated requirements.

    Substantial government regulation in the U.S. and abroad may restrict our ability to sell our heart valves.  The FDA and comparable regulatory authorities in foreign countries extensively and rigorously regulate our products, product development activities and manufacturing processes. In the U.S., the FDA regulates the introduction of medical devices as well as the manufacturing, labeling and record-keeping procedures for such products. We are required to:

  •
  obtain clearance before we can market and sell medical devices;

  •
  satisfy content requirements applicable to our labeling, sales and promotional materials;

  •
  comply with manufacturing and reporting requirements; and

  •
  undergo rigorous inspections.

    The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time consuming. For example, the premarket clearance process, which our medical devices must undergo, can require a number of years to complete. Although we recently obtained FDA clearance for our Omnicarbon 3000 heart valve, we cannot assure you that our future products will obtain FDA clearance on a timely basis, or at all. Our products must also comply with laws and regulations of foreign countries in which we market such products. In general, the extent and complexity of medical device regulation is increasing worldwide. This trend may continue, and the cost and time required to obtain marketing clearance in any given country may increase as a result. We cannot assure you that our products will obtain any necessary foreign clearances on a timely basis, or at all.

    Once medical devices are cleared for sale, regulatory authorities may still limit the use of such products, restrict sales to certain models or sizes, prevent the sale or manufacture of such products or require a recall or withdrawal of such products from the marketplace.  Following initial clearance from regulatory authorities, we continue to be subject to extensive regulatory requirements. Government authorities can withdraw marketing clearance due to our failure to comply with regulatory standards or due to the occurrence of unforeseen problems following initial clearance. Ongoing regulatory requirements are wide-ranging and govern, among other things:

  •
  annual inspections to retain CE mark for sale of products in the European Union;

  •
  product manufacturing;

  •
  annual inspections to retain ISO certification of our quality system;

  •
  supplier substitution;

  •
  product changes;

  •
  process modifications;

  •
  medical device reporting; and

  •
  product sales and distribution.

    The FDA and various government agencies inspect our facilities from time to time to determine whether we are in compliance with applicable laws and regulations. If we fail to comply or maintain compliance with medical device laws or regulations, regulatory authorities may fine us and bar us from selling our products. If the FDA believes we are not in compliance with such laws or regulations, it can:

  •
  seize our products;

  •
  require a recall;

  •
  withdraw previously granted market clearances;

  •
  implement procedures to stop future violations; and/or

  •
  seek civil and criminal penalties against us.

    The uncertainty of third party reimbursements and possible health care reforms may adversely affect us.  Our ability to market products successfully in the U.S. will depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers, health maintenance organizations and other third party payers. Payers increasingly challenge the need for, and prices of, medical products and services. Payers may deny reimbursement for procedures that they deem experimental or for devices used in ways other than as cleared by the FDA or stated in their indications for use. With respect to our products, some payers could deny coverage until the devices become generally accepted by the medical profession. The inability of hospitals and other providers to obtain reimbursement from third party payers for our products would have a material adverse impact on our business, financial condition, operating results and cash flows.

    Health care reform may also impact sales of new products in the U.S. Reforms may include:

  •
  mandated basic health care benefits;

  •
  controls on health care spending through limiting the growth of private health insurance premiums and Medicare and Medicaid spending; and

  •
  fundamental changes to the health care delivery system.

    We anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on our ability to market our current and future products. Laws resulting from such reform initiatives could adversely impact our business, financial condition, operating results and cash flows.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to use information that we regard as proprietary. We also run the risk of infringing the proprietary rights of third parties.  We do not have patent protection for the design of our Omnicarbon heart valves. We rely upon a combination of trade secrets, know-how and confidentiality agreements to protect the proprietary aspects of our technology, including aspects of manufacturing. We have patent applications filed for the pyrolytic carbon coating process used in our Omnicarbon 4000 heart valve. We have patents for our bileaflet mechanical heart valve project which is currently under development. We expect to seek patent protection for additional products in the future. Our success will depend, in part, on our ability to protect our products and to manufacture and sell them without infringing the rights of third parties. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, are highly uncertain. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the U.S. We cannot assure you that:

  •
  any pending patent applications or any future patent applications will result in the issuance of patents;

  •
  the scope of any patent protection will be effective to exclude competitors or to provide competitive advantages to us;

  •
  we will be able to commercially exploit any issued patents before they expire;

  •
  any of our patents will be held valid if subsequently challenged;

  •
  others will not claim rights in, or ownership of, the patents and other proprietary rights we hold;

  •
  our products and processes will not infringe, or be alleged to infringe, the proprietary rights of others; or

  •
  we will be able to protect meaningful rights in proprietary technology over which we do not hold patents.

    Furthermore, we cannot assure you that others have not developed or will not develop products which may duplicate any of our products or manufacturing processes, or that others will not design around our patents. Other parties may independently develop or otherwise acquire substantially equivalent techniques, gain access to our proprietary technology or disclose such technology. In addition, whether or not we obtain additional patents, others may hold or receive patents covering components of products we independently develop in the future. We cannot assure you that third parties will not claim infringement by us, and seek substantial damages, with respect to current or future products. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may be involved in legal proceedings. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays and require us to:

  •
  cease manufacturing and selling our product, which would seriously harm us;

  •
  enter into royalty or licensing agreements; or

  •
  design commercially acceptable non-infringing alternative products.

We cannot assure you that we would be able to obtain royalty or licensing agreements, if required, on terms acceptable to us or at all, or that we would be able to develop commercially acceptable non-infringing alternative products. Our failure to do so could have a material adverse effect upon our business, financial condition, operating results and cash flows.

    If patients allege that the use of Omnicarbon heart valves adversely affected them, we may face substantial product liability claims.  Substantial product liability litigation exists within the medical device industry. Mechanical heart valves are life-sustaining devices, and their failure may result in patient death. We have had product liability claims in the past, which have been resolved without material financial cost to us. We cannot assure you, however, that future product liability claims will not exceed the limits of our insurance coverage or that such insurance will continue to be available on commercially reasonable terms, or at all. Consequently, a product liability claim or other claim with respect to uninsured liabilities, or in excess of insured liabilities, could have a material adverse effect on our business, financial condition, operating results and cash flows. In addition, adverse publicity resulting from product liability litigation may materially adversely affect us regardless of whether the claims are valid or whether we are liable. These claims may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

    Key employees could leave our company at any time, impairing our development and profitability.  We depend heavily on the technical knowledge and industry expertise of our management team and our founder and former chief executive officer, Adel A. Mikhail, Ph.D., with whom we have a two-year consulting agreement. The development and execution of our business plan depends upon these individuals. We do not have employment agreements with most of our key employees. The departure of key people could adversely affect our business, financial condition, operating results and cash flows.

    We may be unable to recruit, motivate and retain qualified employees.  Our success depends upon our ability to attract, motivate and retain a sufficient number of qualified employees, including those who concentrate in research and development, sales, marketing and manufacturing, to keep pace with our product development schedules. Even though we have not experienced shortages of qualified people to date, qualified individuals needed to fill these positions could be in short supply in our market. Our inability to recruit, motivate and retain such individuals may delay the planned launch of new products or result in high employee turnover, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows. Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees.

    We may be unable to collect on our loan to UROPACE, Inc.  In July 1995, we established a wholly-owned subsidiary called UROPACE, Inc. On November 1, 2000, we completed a spin-off of UROPACE to our existing shareholders. As part of this spin-off, we agreed to loan UROPACE up to $356,250 at a variable interest rate. As of July 31, 2001, we had loaned UROPACE $180,000. Principal and interest on the note is payable in installments equal to 5% of UROPACE's future annual net sales until the note is paid in full. Due to the development stage of UROPACE, it is uncertain whether we will be able to collect on this loan. For financial reporting purposes, we have recorded an allowance for the entire balance of the loan at July 31, 2001.

Risks related to our securities

    Fluctuations in our operating results may result in decreases in the price of our securities.  Our operating results have and will continue to fluctuate significantly because of several factors, including the timing of FDA clearance, government policies regarding payment for our products and new technology. Consequently, our operating results may fall below the expectations of public market analysts and investors. In that event, the price of our securities would likely decrease.

    No public market exists for our common stock or Class A Warrants, and an active market may not develop for our units.  No public market exists for our common stock or Class A Warrants. Such a market may not exist until at least 18 months after the effectiveness of this offering when the unit components may be traded separately. We cannot assure you that an active market for such securities will develop in the future or that an active market for our units will develop upon the completion of this offering. Before this offering, there was no public market for our units. As a result, we arbitrarily established the offering price for the units and the exercise price of the Class A Warrants through negotiations with our underwriter. Such prices were not based upon our assets, earnings history or book value.

    If we do not maintain our Nasdaq listing, you may have difficulty reselling your units.  We will need to maintain certain financial and corporate governance qualifications to keep our units listed on The Nasdaq SmallCap Market and to obtain listing for our common stock and Class A Warrants. We cannot assure you that we will at all times meet the criteria for continued or initial listing. If we fail to maintain such qualifications, including a minimum bid price for our units of $1.00, our units may be delisted and our common stock and Class A Warrants may not become listed. In the event of delisting or failure to list, trading, if any, would be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealers, Inc. "Electronic Bulletin Board." At that point, our securities would become subject to the SEC's "penny stock rules." The penny stock rules would impose additional requirements on broker-dealers who effect trades in our securities other than trades with their established customers and accredited investors. Consequently, the delisting or failure to list our securities and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our securities, which may adversely affect your ability to resell securities you purchase in this offering. If any of these events take place, you may not be able to sell as many securities as you desire, you may experience delays in the execution of your transactions and our securities may trade at a lower market price than they otherwise would.

    If you invest in this offering, you will experience immediate and substantial dilution.  By investing in this offering, you will experience immediate dilution in the net tangible book value of $3.63 per share, or 80.7% of the purchase price of each unit, assuming the entire offering price of the units is allocated to the common stock. In general, you will pay a higher price than shareholders who purchased their securities before this offering. If the warrants and options that are issued and outstanding as well as those reserved to be issued are exercised, in part or in full, you will experience further dilution. You should review Dilution for a discussion of the expected dilution.

    Our existing shareholders will retain significant control after this offering, which could reduce your ability to receive a premium for your securities through a change in control.  Upon completion of this offering, officers and directors of our company will beneficially own 37.9% of our shares of common stock. As a result, they may be able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support. These transactions might include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our securities. As a result, this concentration of ownership could depress the price of our securities.

    Minnesota law and our ability to issue preferred stock could deter a take-over or acquisition of our company.  Our articles of incorporation authorize the issuance of shares of preferred stock. Our board of directors, without any action by our shareholders, is authorized to designate and issue the preferred stock in such classes or series as it deems appropriate and establish the rights and privileges of such shares, including liquidation and voting rights. Our ability to designate and issue preferred stock having preferential rights over our common stock could adversely affect the voting power and other rights of holders of common stock, should we determine to issue preferred stock. We are also subject to the Minnesota Business Corporation Act, which includes provisions that limit the voting rights of persons acquiring specified percentages of shares of an issuing public corporation in a "control share acquisition" and restrict "business combinations" between issuing public corporations and specified persons acquiring their securities. Our ability to issue preferred stock and the application of the provisions of Minnesota law discussed above could impede or deter another company from making a tender offer or other proposal to take us over. You can learn more about these matters by reviewing Description of Securities—Certain Limited Liability, Indemnification and Anti-Takeover Provisions under Minnesota Law.

    We may redeem the Class A Warrants at a nominal price.  We may redeem the Class A Warrants at $0.01 per warrant at any time once they become exercisable, upon ten business days' notice, if the closing price of our common stock or units exceeds $8.50, subject to customary anti-dilution adjustments, for any ten consecutive trading days before such notice. If we redeem the Class A Warrants, you will lose your right to exercise the Class A Warrants except during the ten business day notice period. Our redemption of the Class A Warrants could force you to exercise the Class A Warrants at a time when it may be disadvantageous for you to do so, to sell the Class A Warrants at the then current market price or to accept the redemption price, which could be substantially less than the market value of the Class A Warrants at the time of redemption.

    If we do not maintain the effectiveness of the prospectus, you will be unable to exercise your Class A Warrants.  You will be able to exercise the Class A Warrants, and we will be able to issue shares to you upon such exercise, only if a current prospectus relating to the shares underlying the Class A Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state in which you reside. Although we cannot assure you that we will actually be able to do so, we will use our best efforts to:

  •
  maintain the effectiveness of a current prospectus covering the shares underlying the Class A Warrants, and

  •
  maintain the registration of such shares under the securities laws of the states in which we initially qualify the units for sale in this offering.

    We have broad discretion to use the proceeds from this offering for purposes with which you may not agree, and we may not be successful in investing the proceeds.  We plan to use the proceeds from this offering for general corporate purposes including, but not limited to, marketing, developing various medical devices and, potentially, licensing technology from third parties. Therefore, we will have broad discretion as to how we will spend the proceeds. Shareholders may not agree with the ways in which we use the proceeds and our management may not make the best use of the proceeds. We cannot predict whether our management's investment of the proceeds will yield a favorable, or any, return.

SPECIAL NOTE REGARDING OUR FORWARD-LOOKING STATEMENTS

    This prospectus contains non-historical forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed above in Risk Factors and elsewhere in this prospectus.

USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of the 1,500,000 units offered hereby at an initial public offering price of $4.50 per unit, after deducting the underwriting discount and estimated offering expenses, will be approximately $5,552,500, or approximately $6,433,375 if the over-allotment option is exercised in full. We estimate our use of net proceeds will be as follows:

	Dollars	Percentage
Sales and marketing initiatives	$2,750,000	49.5%
Engineering and regulatory expenses	770,000	13.9
Capital expenditures	700,000	12.6
Repayment of bridge notes	500,000	9.0
Working capital	832,500	15.0

Total	$5,552,500	100.0%

    We plan to use approximately $2,750,000 of the net proceeds to fund sales and marketing initiatives in the U.S. and internationally, with particular emphasis on marketing our Omnicarbon 3000 heart valve in the U.S. We plan to use approximately $770,000 of the net proceeds to fund engineering and regulatory expenses, including improvements to our proprietary pyrolytic carbon coating process, evaluation of new product concepts and technologies and costs associated with obtaining FDA approval of the materials used in our Omnicarbon 4000 heart valves. We currently plan to use approximately $700,000 of the net proceeds to purchase equipment used in engineering, manufacturing and operations. We plan to use $500,000 to repay bridge note indebtedness incurred in August 2001, which we used to pay down our bank line of credit from Associated Bank Minnesota. This indebtedness is represented by 10% convertible subordinated bridge notes which mature in August 2002. We intend to retain the remainder of the net proceeds for general working capital purposes.

    The amounts actually expended for the above purposes may vary significantly depending upon a number of factors, such as revenue growth, if any, and the actual cost to enter the U.S. market with our Omnicarbon 3000 heart valve. If the over-allotment option is exercised, we plan to use the additional net proceeds we receive for working capital purposes. Until we use the net proceeds of this offering for the purposes described above, we intend to invest such proceeds in short-term, investment-grade investments.

DIVIDEND POLICY

    We have never declared or paid cash dividends. We currently intend to retain future earnings, if any, to operate and expand our business, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board.

CAPITALIZATION

    The following table sets forth our capitalization as of July 31, 2001 as follows:

  •
  on an actual basis,
  •
  on a pro forma basis to reflect the receipt of net proceeds of $439,475 from the sale of $500,000 principal amount of 10% convertible subordinated bridge notes and warrants to purchase 500,000 shares of common stock in a bridge financing completed on August 21, 2001, reduced by $308,236 attributable to the allocated fair value of the warrants accounted for as a discount on the bridge notes, and $188,889 attributable to a beneficial conversion feature, and
  •
  on a pro forma basis as adjusted to give effect to our receipt of the estimated net proceeds of $5,552,500 from the sale in this offering of 1,500,000 units at $4.50 per unit and the application of the net proceeds as described in Use of Proceeds.

    You should read this information in conjunction with the financial statements and their notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

	July 31, 2001
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)	(unaudited)	(unaudited)
10% convertible subordinated bridge notes, net of discounts	$—	$3,375	$—
Long-term debt and capital lease obligations, net of current portion	2,565,782	2,565,782	2,565,782
Preferred stock: $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock: $0.01 par value; 95,000,000 shares authorized, 6,343,834 shares issued and outstanding, actual; 6,343,834 shares issued and outstanding, pro forma; 7,843,834 shares issued and outstanding, pro forma as adjusted	63,438	63,438	78,438
Additional paid-in capital	10,504,544	11,001,669	16,539,169
Deferred stock-based compensation	(14,532)	(14,532)	(14,532)
Accumulated deficit	(8,988,509)	(8,988,509)	(9,546,659)

Total shareholders' equity	1,564,941	1,873,177	7,056,416

Total capitalization	$4,130,723	$4,631,223	$9,622,198

    The above information excludes:

  •
  1,500,000 shares issuable by us upon the exercise of the Class A Warrants at an exercise price of $6.50 per share;
  •
  860,000 shares issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $4.72 per share;
  •
  111,111 shares issuable by us upon the conversion of $500,000 principal amount of outstanding 10% convertible subordinated bridge notes due August 2002 at an assumed conversion price of $4.50 per share;
  •
  1,453,748 shares issuable by us upon the exercise of stock options granted, or shares available for issuance pursuant to future grants, under our stock option plans;
  •
  150,000 units issuable by us upon the exercise of a warrant that we will issue to the underwriter of this offering at an exercise price of $5.40 per unit; and
  •
  225,000 additional units that may be purchased from us by the underwriter pursuant to an option to cover over-allotments, if any, in connection with this offering.

DILUTION

    Our pro forma net tangible book value as of July 31, 2001, including the August 2001 bridge note issuance, was $1,766,907, or $0.28 per share of common stock. If you invest in our units, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after completion of this offering. We calculate pro forma net tangible book value per share by dividing our tangible net worth, which consists of tangible assets less liabilities, by the aggregate number of shares of common stock outstanding. After giving effect to the sale in this offering of 1,500,000 units, assuming the entire offering price of the units is allocated to the common stock, our pro forma net tangible book value as of July 31, 2001 would be $6,832,282, or $0.87 per share of common stock. This represents an immediate increase in net tangible book value of $0.59 per share to existing shareholders and an immediate dilution of $3.63 per share, or 80.7% of the purchase price of each share, to new investors. The following table illustrates this per share dilution:

Initial public offering price		$4.50
Net tangible book value per share before this offering	$0.28
Increase per share upon completion of this offering	0.59

Pro forma as adjusted net tangible book value per share after this offering		0.87

Dilution in net tangible book value to new investors		$3.63

    The following table sets forth on a pro forma basis as of July 31, 2001 the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors, assuming the entire offering price of the units is allocated to the common stock, before deducting the underwriting discounts and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	6,343,834	80.9%	$9,775,704	59.2%	$1.54
New investors	1,500,000	19.1	6,750,000	40.8	4.50

Total	7,843,834	100.0%	$16,525,704	100.0%

    The above information excludes:

  •
  1,500,000 shares issuable by us upon the exercise of the Class A Warrants at an exercise price of $6.50 per share;
  •
  860,000 shares issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $4.72 per share;
  •
  111,111 shares issuable by us upon the conversion of $500,000 principal amount of outstanding 10% convertible subordinated bridge notes due August 2002 at an assumed conversion price of $4.50 per share;
  •
  1,453,748 shares issuable by us upon the exercise of stock options granted, or shares available for issuance pursuant to future grants, under our stock option plans;
  •
  150,000 units issuable by us upon the exercise of a warrant that we will issue to the underwriter of this offering at an exercise price of $5.40 per unit; and
  •
  225,000 additional units that may be purchased from us by the underwriter pursuant to an option to cover over-allotments, if any, in connection with this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data for the years ended April 30, 2000 and 2001, are derived from our financial statements, which have been audited by Bertram Vallez Kaplan & Talbot Ltd. for the fiscal year ended April 30, 2000 and by PricewaterhouseCoopers LLP for the fiscal year ended April 30, 2001. The following selected consolidated financial data for the three months ended July 31, 2000 and 2001, are derived from our unaudited financial statements. The financial statements, the related notes and the reports of the independent accountants are included elsewhere in this prospectus. The selected financial data should be read in conjunction with such financial statements and their notes, Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial information included elsewhere in this prospectus.

	Years Ended April 30,		Three Months Ended July 31,
	2000	2001	2000	2001
			(unaudited)	(unaudited)
Statement of Operations Data:
Net sales	$2,701,941	$2,863,440	$570,574	$641,351
Cost of goods sold	2,025,723	1,804,278	413,253	470,359
Gross profit	676,218	1,059,162	157,321	170,992
Total operating expenses	2,858,443	3,994,082	725,538	1,024,356
Net loss	(3,544,453)	(3,238,829)	(581,019)	(880,788)
Basic and diluted net loss per share	(0.71)	(0.56)	(0.12)	(0.14)
Weighted average number of shares outstanding	4,969,560	5,787,642	5,023,834	6,343,834
As of July 31, 2001
(unaudited)
Balance Sheet Data:
Total current assets	$3,398,476
Total current liabilities	886,224
Working capital	2,512,252
Total assets	5,016,947
Long-term debt and capital lease obligations, including current portion	2,669,016
Total shareholders' equity	1,564,941

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

    You should read the following discussion of our financial condition and results of operations with our financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include those discussed in Risk Factors as well as those discussed elsewhere in this prospectus.

Overview

    We manufacture and market mechanical heart valves known as the Omnicarbon Series 3000 and Series 4000. Our heart valves are used to treat heart valve failure caused by the aging process, heart diseases, prosthetic heart valve failure and congenital defects. To date, we have distributed the Omnicarbon 3000 and 4000 heart valves primarily in Europe, South Asia, the Middle East and the Far East. In fiscal year 2001, we derived 57.2% of our net sales from Europe. As an innovator of heart valve technology, we have more than 30 years of experience in developing, manufacturing and marketing five generations of heart valves, and we have sold more than 135,000 heart valves worldwide.

    On July 26, 2001, the FDA gave us notice of premarket approval to sell our Omnicarbon 3000 heart valve in the U.S., the largest geographic market for mechanical heart valves. In anticipation of FDA premarket approval, we invested in our sales and marketing infrastructure, including adding sales management to our staff in fiscal year 2001 and recruiting field sales representatives to call on domestic surgery centers in the U.S. Based upon our Omnicarbon heart valve's 17 years of implants in patients in Europe, we believe that we can establish a competitive position in the mechanical heart valve industry in the U.S. and leverage this position into other critical areas of cardiothoracic surgery. We also expect that our ability to market the Omnicarbon 3000 heart valve in the U.S. will favorably affect our international sales, as many cardiovascular surgeons and others who make purchasing decisions are aware of the FDA's rigorous premarket approval process and consider it to be a validation of the safety and efficacy of medical devices.

    The worldwide heart valve market is dynamic and highly competitive. In addition, technology and competitive offerings, such as new tissue heart valves, place increased pressure on us as we seek to increase our market share and revenue. For more information regarding these risks, you should review Risk Factors.

Results of Operations for the Three Months Ended July 31, 2001 and 2000

    Net Sales.  Our net sales for the first quarter of fiscal year 2002 were $641,351, an increase of 12.4% over the first quarter of fiscal year 2001. Correspondingly, unit sales increased 14.8% in the first quarter of fiscal year 2002 compared to the first quarter of fiscal year 2001. The increase in net sales and unit sales resulted from growth in our base business related to our distributors in Europe offset by declines in South Asia and the Middle East.

    During the first quarter of fiscal year 2002, we continued to decrease our marketing emphasis on the Omniscience heart valve, which has been implanted since 1978. Net sales from Omniscience heart valves in the first quarter of fiscal year 2002 were $25,500 compared to $51,110 in the first quarter of fiscal year 2001, a decline of 50.1%. This decline was consistent with our strategy to increase our marketing efforts on Omnicarbon heart valves. The decision to de-emphasize the Omniscience heart valve was based upon the superior clinical performance and acceptance of the Omnicarbon heart valve.

    In the first quarters of fiscal years 2002 and 2001, the vast majority of our sales were denominated in U.S. dollars. Fluctuations in foreign currency exchange rates have not subjected us to significant losses or gains on outstanding trade accounts receivable. All of our distributors are required to pay for products in U.S. dollars, other than our Japanese distributor, which pays in yen. We recognize that a strong U.S. dollar can adversely affect unit sales payable in currencies other than U.S. dollars for our foreign distributors.

    Cost of Goods Sold.  Cost of goods sold consists of the costs to manufacture a heart valve, including all variable costs such as raw material, labor, scrap, packaging, sterilization and documentation plus fixed overhead costs associated with supporting manufacturing, and fixed facility expenses allocated to manufacturing.

    Our cost of goods sold in the first quarter of fiscal year 2002 was $470,359 compared to $413,253 for the first quarter of fiscal year 2001, representing a 13.8% increase. Our gross profit margin for the first quarter of fiscal year 2002 was 26.7% compared to 27.6% for the first quarter of fiscal year 2001. The results for the first quarter of fiscal year 2002 included $98,113 of production scrap compared to $60,136 for the first quarter of fiscal year 2001. To reduce this rate of scrap and to enhance gross margins, we implemented a planned production shutdown in the first quarter of fiscal year 2002 during which we integrated new carbon manufacturing and process technologies which will be used to produce components for the Omnicarbon 4000 heart valve. This 60-day production shutdown began in late June 2001 and clinical production resumed in late August 2001 as new equipment and manufacturing procedures were integrated into manufacturing. If we obtain FDA approval of this process for the manufacture of heart valves sold in the U.S., we believe our gross margin will improve because of reduced costs to manufacture our total line of heart valves.

    Sales and Marketing.  Our sales and marketing expenses increased from $200,977 in the first quarter of fiscal year 2001 to $449,843 in the first quarter of fiscal year 2002, representing an increase of 123.8%. Sales and marketing expenses for the first quarter of fiscal year 2002 were 70.1% of net sales compared to 35.2% of net sales for the first quarter of fiscal year 2001. This increase reflected our continued strategy to strengthen our sales management efforts in the Middle East, Europe and in the U.S. as we anticipated and recently obtained FDA premarket approval for our Omnicarbon 3000 heart valve. The increase was attributable to an increase in personnel, more cost associated with supporting field sales efforts in calling on physicians and hospitals and the start of clinical studies to demonstrate the superior clinical performance of the Omnicarbon heart valve. We believe that our ability to provide management supervision and marketing support materials to our foreign distributors and U.S. sales representatives will continue to positively impact our operating results. In addition, we have increased our marketing expense for exhibits at major domestic and international medical conferences and revised our advertising and promotional material in order to promote our proprietary carbon coating process and the performance of the Omnicarbon heart valve in clinical studies.

    General and Administrative.  General and administrative expenses increased 68.2% from $218,378 in the first quarter of fiscal year 2001 to $367,390 for the first quarter of fiscal year 2002. General and administrative expenses were 57.3% of net sales for the first quarter of fiscal year 2002 compared to 38.3% for the first quarter of fiscal year 2001. The majority of the increase was due to increased legal and audit fees and increased travel expenditures.

    Engineering and Regulatory.  Engineering and regulatory expenses decreased from $306,183 in the first quarter of fiscal year 2001 to $207,123 for the first quarter of fiscal year 2002, representing a decrease of 32.4%. Engineering and regulatory expenses were 32.3% of net sales in the first quarter of fiscal year 2002 and 53.7% in the first quarter of fiscal year 2001. We spent $143,177 on engineering expense for the first quarter of fiscal year 2002 compared to $269,714 for the first quarter of fiscal year 2001, representing a decrease of 46.9%. This decrease was the result of a shift of priorities from new product development to installation of new equipment and processes for the production of the

Omnicarbon 4000 heart valve. In contrast, regulatory expenses increased from $36,469 in the first quarter of fiscal year 2001 to $63,946 in the first quarter of fiscal year 2002. This increase of 75.3% was the result of increased regulatory expenses associated with obtaining premarket approval from the FDA to market our Omnicarbon 3000 heart valve in the U.S. and was comprised largely of legal fees, the cost of label changes for the product dictated by the FDA and consulting fees paid to clinical experts.

    Other (Expense) Income.  Interest expense decreased to $42,206 in the first quarter of fiscal year 2002 from $48,804 in the first quarter of fiscal year 2001 due to termination of a number of long-term lease arrangements. Included in other (expense) income for the first quarter of fiscal year 2002 was a charge of $26,000 related to the allowance recorded on the note receivable from UROPACE due to the uncertainty of collection. Other income was down $21,362 in the first quarter of fiscal year 2002 largely due to a reduction in rental income.

    Income Tax Provision.  In light of our recent history of operating losses, we recorded a valuation allowance to fully offset our deferred tax assets in fiscal year 2000. We have continued to provide a full valuation allowance through the first quarter of fiscal year 2002 due to the inherent uncertainty of predicting the sufficiency of future taxable income necessary to realize our deferred tax assets.

    Loss from Operations.  As of July 31, 2001, we had an accumulated deficit of $8,988,509. We have incurred losses in each of the last five fiscal years. Since 1994, we have invested in developing a bileaflet heart valve, a proprietary pyrolytic carbon coating process and obtaining premarket approval from the FDA to market our Omnicarbon 3000 heart valve in the U.S. Our strategy has been to invest in technology to better position ourselves competitively once FDA premarket approval was obtained. We expect cumulative net losses to continue at least through fiscal year 2003 because of anticipated spending necessary to market the Omnicarbon 3000 heart valve in the U.S. and to establish and maintain a strong marketing organization for domestic and foreign markets.

Results of Operations for the Years Ended April 30, 2001 and 2000

    Net Sales.  Our net sales for fiscal year 2001 were $2,863,440, an increase of 6.0% over fiscal year 2000. Unit sales increased 28.4% in fiscal year 2001 compared to fiscal year 2000. The increase in unit sales resulted from growth in our base business in historical sales areas and orders generated by new distributors. Our average net sales per heart valve declined 17.4% between fiscal year 2000 and fiscal year 2001 due primarily to competitive activity in key European markets and, to a lesser extent, decreased government reimbursements per heart valve. In addition, we derived a larger portion of our net sales in fiscal year 2001 from developing markets, such as South Asia and the Middle East, where the average price of a heart valve is substantially less than that in the developed world. We expect the average net sales per heart valve to increase as our market share increases in Europe and as the Omnicarbon heart valve is introduced into the U.S. market.

    During fiscal year 2000 and fiscal year 2001, we decreased our marketing emphasis on the Omniscience heart valve, which has been implanted since 1978. Net sales from Omniscience heart valves in fiscal year 2001 was $113,840 compared to $265,105 in fiscal year 2000, a decline of 57.1%. This decline was consistent with our strategy to increase our marketing efforts on Omnicarbon heart valves. The decision to de-emphasize the Omniscience heart valve was based upon the superior clinical performance and acceptance of the Omnicarbon heart valve.

    In fiscal year 2000 and fiscal year 2001, the vast majority of our sales were denominated in U.S. dollars. Fluctuations in foreign currency exchange rates have not subjected us to significant losses or gains on outstanding trade accounts receivable. All of our distributors are required to pay for products in U.S. dollars, other than our Japanese distributor, which pays in yen. We recognize that a strong U.S. dollar can adversely affect unit sales payable in currencies other than U.S. dollars for our foreign distributors.

    Cost of Goods Sold.  Cost of goods sold consists of the costs to manufacture a heart valve, including all variable costs such as raw material, labor, scrap, packaging, sterilization and documentation plus fixed overhead costs associated with supporting manufacturing, and fixed facility expenses allocated to manufacturing. Also included in cost of goods sold is expense of $239,907 for fiscal year 2000 and $108,174 for fiscal year 2001 resulting from purchase shortfalls under our supply agreement with Sulzer Carbomedics. These expenses resulted from our failure to make the minimum purchases required under the supply agreement during calendar years 1999 and 2000 and our expectation that we will incur a similar penalty related to calendar year 2001.

    Our cost of goods sold decreased from $2,025,723 in fiscal year 2000 to $1,804,278 in fiscal year 2001. During both such years, we committed much of our resources to the start-up and integration of our proprietary carbon coating process for our Omnicarbon 4000 heart valves. If we obtain FDA approval of this process for the manufacture of heart valves sold in the U.S., we believe we will be positioned to be more competitive because of reduced costs to manufacture our heart valves.

    Our gross profit increased from 25.0% in fiscal year 2000 to 37.0% in fiscal year 2001 as our sales emphasis shifted from the Omnicarbon 3000 heart valve and the Omniscience heart valve to the Omnicarbon 4000 heart valve. The fiscal year 2001 gross profit reflected substantial improvement in the per unit cost of the Omnicarbon 4000 heart valve as we more fully implemented the integration of our new manufacturing process technology. As a result of this shift, the lower manufacturing cost of the Omnicarbon 4000 heart valve and the decrease in the expense associated with the purchase shortfall penalty, average cost of goods sold per unit across all heart valve product lines declined 30.6% in fiscal year 2001 when compared to fiscal year 2000.

    Sales and Marketing.  Our sales and marketing expenses increased to $1,425,493 in fiscal year 2001 from $879,880 in fiscal year 2000, representing an increase of 62.0%. The increase reflected related costs incurred to strengthen our sales management headcount in the Middle East, Europe and the U.S. in anticipation of obtaining FDA premarket approval for our Omnicarbon 3000 heart valve. We believe that our ability to provide management supervision to our foreign distributors and U.S. sales representatives will positively impact our operating results. In addition, we have increased our marketing expense for exhibits at major domestic and international medical conferences and revised our advertising and promotional material in order to promote our proprietary carbon coating process and the performance of the Omnicarbon heart valve in clinical studies.

    General and Administrative.  General and administrative expenses increased to $1,603,117 in fiscal year 2001 from $1,093,604 in fiscal year 2000, representing an increase of 46.6%. General and administrative expenses were 56.0% of net sales in fiscal year 2001 compared to 40.5% in fiscal year 2000. The majority of the increase was due to $306,000 of severance costs associated with the retirement of our founder, president and chief executive officer, of which $162,000 was a non-cash expense related to the issuance of a stock warrant. Additionally, two cashless option exercises by employees in fiscal year 2001 resulted in a non-cash expense of $334,500.

    Engineering and Regulatory.  Engineering and regulatory expenses increased to $965,475 in fiscal year 2001 from $884,959 in fiscal year 2000, representing an increase of 9.1%. Engineering and regulatory expenses were 33.7% of net sales in fiscal year 2001 and 32.8% in fiscal year 2000. The increase in spending of $80,516 can be traced to additional engineering personnel support required to accelerate new product development. We spent $800,625 on engineering activities and $164,847 for regulatory expenses during fiscal year 2001. Personnel costs related to obtaining FDA premarket approval for sales in the U.S. of the Omnicarbon 3000 heart valve represented the majority of our regulatory expenses.

    We initiated development of our proprietary carbon coating process in 1995. Our long-term strategy has been to internalize all manufacturing processes to improve gross profit and maintain a more competitive position in the marketplace. Our significant investment in engineering has yielded a carbon coating process that enables us to reduce the manufacturing cost of Omnicarbon 4000 heart valves. At this time, we do not have clearance from the FDA to manufacture Omnicarbon 4000 heart valves for sale in the U.S. Therefore, we use pyrolytic carbon components purchased from Sulzer Carbomedics in the heart valves we sell in the U.S. We intend to apply for FDA clearance of our proprietary carbon coating process in order to manufacture carbon components for the sale of Omnicarbon 4000 heart valves in the U.S. We believe that we can obtain premarket approval from the FDA of our proprietary carbon coating process by late 2004. We further believe that approval of our pyrolytic carbon coating process will be important to our future success because it will enable us to substantially decrease our costs on sales of Omnicarbon heart valves in the U.S.

    Other (Expense) Income.  Interest expense increased to $207,314 in fiscal year 2001 from $110,617 in fiscal year 2000 due to increased average outstanding borrowings and greater amortization of deferred financing costs associated with our $2,500,000 bank line of credit.

    Interest income increased to $14,722 in fiscal year 2001 from $13,435 in fiscal year 2000 due to a higher average cash position during fiscal year 2001. Included in other (expense) income for fiscal year 2001 was a charge of $154,000 related to the allowance recorded on the note receivable from UROPACE due to the uncertainty of collection. Also included were sublease facility rents of $41,282 in fiscal year 2001 and $54,000 in fiscal year 2000.

    Income Tax Provision.  We recognized an income tax provision of $1,279,000 in fiscal year 2000 and $0 in fiscal year 2001. Until fiscal year 2000, we were recognizing deferred tax assets primarily for our net operating loss and research and experimentation credit carryforwards. In light of our recent history of operating losses, we recorded a valuation allowance to fully offset our deferred tax assets in fiscal year 2000. This full valuation allowance was established in fiscal year 2000 and we continued to provide a full valuation allowance in fiscal year 2001 due to the inherent uncertainty of predicting the sufficiency of future taxable income necessary to realize our deferred tax assets.

    Loss from Operations.  As of April 30, 2001, we had an accumulated deficit of $8,107,721. We have incurred losses in each of the last five fiscal years. Since 1994, we have invested in developing a bileaflet heart valve, a proprietary pyrolytic carbon coating process and obtaining premarket approval from the FDA to market our Omnicarbon 3000 heart valve in the U.S. Our strategy has been to invest in technology to better position ourselves competitively once FDA premarket approval was obtained. Cumulative net losses are expected to continue at least through fiscal year 2003 because of anticipated spending necessary to market the Omnicarbon 3000 heart valve in the U.S. and to establish and maintain a strong marketing organization for domestic and foreign markets.

Liquidity and Capital Resources

    Net cash used in operating activities was $744,674 in the quarter ended July 31, 2001 compared to $797,869 in the quarter ended July 31, 2000. The decrease of $53,195 was primarily due to improvement in working capital balances which offset the increase in the net loss.

    Net cash used in operating activities was $2,510,698 in fiscal year 2001 and $1,341,575 in fiscal year 2000. Net cash used in operating activities increased $1,169,123 due largely to the increase in our pre-tax loss in fiscal year 2001. To support the introduction of our Omnicarbon 3000 heart valves to the U.S. market, we increased our supplies of raw materials and finished goods during fiscal year 2001. In addition, we also increased our inventory of Omnicarbon 4000 heart valves so as to provide sufficient finished goods inventory in anticipation of a planned 60-day production shutdown at the beginning of fiscal year 2002. These actions resulted in an increase in inventory value of $497,276. Our production shutdown commenced in late June 2001 and clinical production resumed in late August 2001. The shutdown involved improvements in equipment, production controls and production methods in some areas of production involving the carbon components associated with the Omnicarbon 4000 heart valve.

    Net cash used in investing activities was $48,000 in the quarter ended July 31, 2001 compared to $25,902 in the quarter ended July 31, 2000. Net cash used in investing activities was $516,344 in fiscal year 2001 and $141,129 in fiscal year 2000. We invested $362,344 in fiscal year 2001 and $141,129 in fiscal year 2000 in the purchase of equipment to support our proprietary pyrolytic carbon coating process for Omnicarbon 4000 heart valves. As described in Commitments and Contingent Liabilities, we loaned $154,000 to UROPACE during fiscal year 2001 and an additional $26,000 in the first quarter of fiscal year 2002.

    Net cash provided by financing activities was $705,513 in the quarter ended July 31, 2001 compared to $1,677,841 in the quarter ended July 31, 2000. In the first quarter of fiscal year 2002, the primary source of cash from financing activities was our increased borrowings of $740,000 on our line of credit. In the first quarter of fiscal year 2001, we obtained proceeds of $2,925,000 from the issuance of 1,170,000 shares of our common stock in a private placement. Net cash provided by financing activities was $3,045,924 in fiscal year 2001 and $406,654 in fiscal year 2000. The increase in cash in fiscal year 2001 was driven by our private placement of common stock issued in the first quarter. We also received $41,249 in fiscal year 2001 and $80,750 in fiscal year 2000 from the exercise of options. The balance of the increase between fiscal year 2000 and fiscal year 2001 was derived from a combination of increased borrowings under our bank line of credit and repayments of amounts due on other long-term financing arrangements.

    Since March 1992, our primary source of funding has been private sales of equity securities, which totaled $9,775,704 in gross cash proceeds through July 31, 2001. We have also funded our operations through secured equipment financing term loans and equipment leases. In addition, we financed our operations since fiscal year 2000 through a bank line of credit secured by our real estate, tangible and intangible property and a guarantee by a principal shareholder. Under this line of credit, we are able to borrow up to an aggregate of $2,500,000. This line of credit will expire in November 2002. Amounts borrowed under this line of credit generally bear interest at the prime rate. As of July 31, 2001, $355,000 was available to us under this line of credit.

    As part of our credit agreement with Associated Bank Minnesota, we were required to maintain a minimum tangible net worth of not less than $3,000,000, measured as of the last day of each fiscal quarter. At April 30, 2000 and 2001, we failed to comply with the minimum tangible net worth covenant. On August 24, 2001, Associated Bank Minnesota waived such covenant defaults, and we amended our credit agreement, which now provides that we must maintain a minimum tangible net worth of not less than $1,000,000, measured as of the last day of each calendar month. In the absence of this offering, we believe that, based upon our current operating budget for fiscal year 2002, we would need to obtain additional equity financing to continue to meet our revised minimum tangible net worth requirement through April 30, 2002. As of September 30, 2001, $125,000 was available to us under the terms of our line of credit.

    In August 2001, we sold $500,000 principal amount of 10% convertible subordinated bridge notes due August 2002, along with five-year warrants to purchase 500,000 shares of common stock at an exercise price of $6.50 per share. The unsecured notes may be converted into shares of our common stock at any time before repayment at a price of $4.50 per share. We may require conversion of the notes into common stock at a price of $6.50 per share if the closing price of our common stock or units equals or exceeds $8.50, subject to customary anti-dilution adjustments, for ten consecutive trading days. We intend to repay such notes with a portion of the proceeds from this offering.

    We expect to continue developing our business and to build market share in the U.S. now that we have FDA premarket approval of our Omnicarbon 3000 heart valve for sales in the U.S. These activities will require significant expenditures to develop, train and supply marketing materials to our independent sales representatives and to build our sales and marketing infrastructure. As a result, we anticipate that our sales and marketing and general and administrative expenses will continue to constitute a material use of our cash resources. Although we have no commitment for these expenditures, we currently anticipate spending approximately $3,430,000 in fiscal year 2002 and approximately $4,700,000 in fiscal year 2003. In addition, we project capital expenditures of approximately $212,000 for fiscal year 2002 and approximately $418,000 for fiscal year 2003 to increase manufacturing capacity in certain functions and make necessary improvements to our corporate facility. The actual amounts and timing of our capital expenditures will vary depending upon the speed at which we are able to expand our distribution capability in domestic and international markets.

    We believe that the net proceeds from this offering, together with amounts available under our credit facility, assuming our credit facility is refinanced to a long-term mortgage in fiscal year 2003, will be sufficient to fund our operating needs, capital expenditures and working capital requirements through fiscal year 2003. In the absence of this offering, to continue to execute our current business plan, we would attempt to raise capital in the private equity market. If such capital were not available, or until available, we would exercise control over our discretionary expenses by reducing our research and development expenses, capital expenditures and other discretionary expenses. We would also need to raise additional capital during fiscal year 2002. Since our expenditure levels depend on discretionary factors within our control and competitive factors outside our control, we are unable to determine the amount of future capital we would need to raise in the absence of this offering.

    We expect that our operating losses and negative operating cash flow will continue in fiscal years 2002 and 2003 as we expand our manufacturing capabilities, continue increasing our corporate staff to support the U.S. roll-out of our Omnicarbon 3000 heart valve, and add marketing programs domestically and internationally to build awareness of and create demand for our Omnicarbon heart valves. We expect that additional financing may be required following fiscal year 2003. We may seek to obtain additional financing through a combination of the sale of equity or debt securities and commercial bank borrowings. Our capital requirements may vary depending upon the timing and the success of the implementation of our business plan, regulatory, technological and competitive developments, or if:

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  our manufacturing and development costs or projections prove to be inaccurate,

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  we determine to license or develop additional technologies,

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  we experience substantial delays in obtaining FDA clearance of our proprietary carbon coating process for heart valves sold in the U.S. market, or

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  we make acquisitions.

    We cannot assure you that we will be able to raise sufficient capital on terms that we consider acceptable, or at all. If we are unable to obtain adequate funds on acceptable terms, our ability to fund the expansion of our business or respond to competitive pressures would be significantly impaired.

Commitments and Contingent Liabilities

    In July 1998, we entered into a three-year supply agreement with Sulzer Carbomedics, the source of certain raw material components used in the manufacture of our Omnicarbon 3000 heart valves. The supply agreement was extended for an additional two years in March 2001. The agreement provides that we purchase a minimum number of raw material units each calendar year through 2003. Under the terms of the agreement, we are required to compensate Sulzer Carbomedics for any purchase shortfalls up to a maximum of $200,000 per year. We did not meet the minimum purchase requirements in calendar year 1999 or calendar year 2000. In addition, we do not believe we will meet the minimum purchase requirement for calendar year 2001. As a result, we expensed $239,907 in fiscal year 2000, $108,174 in fiscal year 2001 and $50,000 in both the first quarter of fiscal year 2002 and 2001, which was charged to cost of goods sold. Future purchase shortfalls could adversely affect our ongoing relationship with Sulzer Carbomedics.

    In July 1995, we established a wholly-owned subsidiary, UROPACE, Inc., to commercialize technology for treating female urinary incontinence. On November 1, 2000, we completed the spin-off of UROPACE to our existing shareholders. The separation was effected by transferring from our company to UROPACE all assets, tangible and intangible, relating to the development of female urinary incontinence technology. Our shareholders of record on September 15, 2000 received one share of common stock of UROPACE for each 6.882 shares of our common stock they held on that date. The assets transferred to UROPACE had no book value at November 1, 2000, and the operations of UROPACE before the spin-off had no revenues and minimal expenses during fiscal year 2000 and fiscal year 2001. As a part of this spin-off, we agreed to loan UROPACE up to $356,250 at a variable interest rate. Principal and interest on the note will be payable in installments equal to 5% of UROPACE's future annual net sales until the note and interest is paid in full. At July 31, 2001, we had loaned UROPACE $180,000. Due to the development stage of UROPACE and the uncertainty associated with the collection of this amount, we have recorded an allowance for the entire balance of the loan at April 30, 2001, with the corresponding expense included in other (expense) income in the Consolidated Statement of Operations.

Recent Accounting Pronouncements

    In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, "Accounting for the Disposal of Long-Lived Assets" which addresses accounting and financial reporting for long-lived assets. This statement is effective for us on May 1, 2002. The adoption of this statement is not expected to have a material impact on our financial position or results of operations.

    In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which addresses accounting and financial reporting for business combinations. Also in June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses how intangible assets acquired individually or with a group of other assets, except for those acquired in a business combination, should be accounted for in financial statements upon their acquisition and how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Both of these statements are effective in their entirety for our company on May 1, 2002. The adoption of these statements will not have a material impact on our current financial position or our results of operations.

Qualitative and Quantitative Disclosures About Market Risk

    We develop our products in the U.S. and market our products globally. Because we continue to derive our revenue primarily from sources outside of the U.S., our financial results could be affected by many factors, such as changes in currency exchange rates or weak economic conditions in foreign markets. Substantially all of our sales are denominated in U.S. dollars. A strengthening of the U.S. dollar could make our products less competitive in foreign markets. We do not currently participate in any currency hedging activities to mitigate this risk. We intend to assess the need to use financial instruments to hedge our exchange rate exposure on an ongoing basis. Our interest income and expenses are sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term instruments and our long-term debt and available line of credit require interest payments calculated at variable rates. Based on the current nature and levels of our investments and debt, however, we believe that we currently have no material market risk exposure.

    Our general investing policy is to limit market and credit risk and the risk of principal loss. All liquid investments with original maturities of three months or less are considered to be cash equivalents.

BUSINESS

Overview

    We manufacture and market mechanical heart valves known as the Omnicarbon Series 3000 and Series 4000. Omnicarbon heart valves are used to treat heart valve failure caused by heart disease, natural aging, prosthetic heart valve failure and congenital defects. We have been manufacturing and marketing Omnicarbon heart valves since 1984. Approximately 30,000 Omnicarbon heart valves have been implanted worldwide. We manufactured and marketed the Omnicarbon heart valves' predecessor, the Omniscience heart valve, between 1978 and 2000. Approximately 50,000 Omniscience heart valves have been implanted since the late 1970s. Beginning in the early 1970s through 1987, we manufactured and sold the Lillehei-Kaster heart valve, one of the first heart valves sold, which we licensed from the University of Minnesota. There have been approximately 55,000 implantations of the Lillehei-Kaster heart valve worldwide. In total, we have more than 30 years of experience in developing, manufacturing and marketing heart valves, and we have sold more than 135,000 heart valves worldwide.

    Other than limited sales of the Omniscience heart valve in the U.S., our sales of heart valves have been primarily to customers in Europe, South Asia, the Middle East and the Far East. In fiscal year 2001, we derived 57.2% of our net sales from Europe.

    On July 26, 2001, the FDA gave us notice of premarket approval to sell our Omnicarbon 3000 heart valve in the U.S. We are establishing a U.S. sales organization consisting of independent sales representatives who are experienced in marketing products to cardiovascular surgeons, and we have commenced marketing the Omnicarbon 3000 heart valve in the U.S.

    Our success will primarily depend on:

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  developing and managing our U.S. and global distribution capability;

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  developing relationships with cardiovascular surgeons to create awareness of and demand for our products on a worldwide basis;

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  capitalizing on the low rate of design-related complications of the Omnicarbon heart valve; and

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  capitalizing on our experience of more than 30 years and our quality record, with no design failures or product recalls.

Industry Background

    There are two main types of prosthetic heart valves: mechanical and biological tissue. The main advantage of mechanical heart valves is durability because such devices are made from low-wear metal and carbon materials. They generally outlast the patient's lifetime. However, in order to prevent the formation of blood clots, mechanical heart valves require the continuous use of blood thinners. Biological tissue heart valves are valves made from animal or cadaver tissue or, in some cases, the patient's own tissue. Tissue heart valves generally have lower durability but also a lower risk of blood clotting compared to mechanical heart valves. If a tissue heart valve fails due to deterioration or calcification, for example, a new heart valve must be implanted, requiring additional open heart surgery. Tissue heart valves are generally prescribed for patients who are less tolerant to blood thinners, such as patients with gastrointestinal ulcers or liver dysfunction, elderly patients, women in child-bearing years and very active people.

    Cardiovascular surgeons generally choose a particular type of mechanical heart valve based upon a number of factors. A principal factor is the potential formation of blood clots resulting from the poor flow of blood on certain areas of the heart valve. A clot forming on the heart valve, known as valve thrombosis, can impair the performance of the heart valve. If a clot detaches itself and moves through the bloodstream, it can result in arterial blockage, known as thromboembolism, or stroke. To minimize thromboembolism, a mechanical heart valve implant patient is given doses of blood thinners, which may increase the risk of bleeding and other complications. In addition, mechanical heart valves may cause varying degrees of red blood cell destruction, known as hemolysis, which is tolerable by a majority of patients. Another factor is the performance and efficiency of the heart valve in terms of loss of cardiac energy or "cardiac work" required to move blood through the heart valve orifice. Lower complication rates translate into better quality of life for the patient and reduced medical treatment costs.

    Hospitals and clinic administrators have been increasingly influential in medical device purchasing decisions due to the increasing emphasis on medical cost containment. The price of a mechanical heart valve and the costs resulting from the treatment of complications affect cost effectiveness. According to Deutsche Banc Alex. Brown, the marketplace for heart valves is expected to increase approximately 5 percent per year.

    Our Omnicarbon heart valves are designed to replace heart valves that have been made defective by disease or congenital origin. Cardiovascular disease is one of the most prevalent diseases in the world and is a leading cause of death in humans. The aging population in most developed countries will fuel the market for cardiovascular implants. Developing countries and eastern European countries are expected to increase spending on health care and may increase their consumption of mechanical heart valves due to the prevalence of rheumatic fever and other diseases. These global markets for cardiovascular devices are characterized by large multinational manufacturers and industry consolidation. Among the major product segments are pace makers, heart valves, angioplasty products and coronary stents. A number of the major manufacturers, such as Medtronic and St. Jude, have medical device lines which include all or most of these products.

    The bileaflet mechanical heart valve, a valve with two moving leaflets which allow the blood to flow in one direction, is the world's most frequently implanted prosthetic heart valve and accounts for most heart valve sales in the U.S. heart valve replacement market. The bileaflet mechanical heart valve manufactured by St. Jude has been implanted in over one million patients to date, according to the manufacturer. Despite a clear market preference for bileaflet mechanical heart valves, we believe that we will be able to increase our market position with our Omnicarbon heart valves. Omnicarbon heart valves are the only all-carbon monoleaflet mechanical heart valves. A monoleaflet valve has one moving leaflet which allows the blood to flow in one direction. In clinical studies conducted in Europe, Canada and Japan, the Omnicarbon design has consistently demonstrated lower rates of thromboembolism, valve thrombosis, blood thinner-related bleeding and hemolysis than the two market leaders.

    Potential complications or side effects with all mechanical heart valve implants include, but are not limited to:

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  thromboembolism and valve thrombosis, resulting in minor stroke;

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  hemorrhage;

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  deterioration of suture attachments of heart valve to surrounding tissue;

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  tissue interference with heart valve function; and

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  mechanical failure of the heart valve.

Our Market Opportunity

    We believe that the low complication rates of our Omnicarbon heart valves and our experience in the heart valve field will enable us to build market share in the U.S. and Canada and to increase market share internationally. Our strategy is to create awareness of our products and their advantages among cardiovascular surgeons, organizations which make purchasing decisions for medical devices and third party payers who pay for such treatment. To communicate with these groups, we are using our own corporate marketing personnel, sales managers, independent sales representatives and clinical advisory board members. In addition, we intend to support clinical studies, create state-of-the-art marketing material, exhibit our products and clinical results at all major cardiovascular meetings, strategically advertise in the major cardiovascular journals, develop a dual physician and patient enhanced website and invite interested surgeons to visit our facility and attend in-house presentations.

Product Description

    Our Omnicarbon all-carbon monoleaflet mechanical heart valves consist of a rotatable housing ring within a compliant suture ring, which adapts to the native annulus or natural valve rim, and a curved, freely rotating disc, which is retained by two shields extending from the ring. The disc pivot axis forms two orifices, one larger than the other, with a maximum opening angle of 80 degrees. The example shown below is larger than actual size.

    The housing and disc of the Omnicarbon 3000 and 4000 heart valves are made of pyrolytic carbon, which offers blood compatibility and durability. Pyrolytic carbon components represent the largest portion of our production costs. In 1999, we began manufacturing Omnicarbon heart valves utilizing our own proprietary pyrolytic carbon coating process. These heart valves, known as Omnicarbon 4000 heart valves, represent the heart valves we currently sell in markets other than the U.S. and Japan.

    At this time, we do not have clearance from the FDA to manufacture Omnicarbon 4000 heart valves for sale in the U.S. Therefore, we use pyrolytic carbon components purchased from Sulzer Carbomedics in the heart valves we sell in the U.S. These heart valves, known as Omnicarbon 3000 heart valves, represent the heart valves we have now begun to sell in the U.S. and Japan.

    We intend to apply for FDA clearance of our pyrolytic carbon process in order to manufacture carbon components for the sale of Omnicarbon 4000 heart valves in the U.S. We believe that we can obtain premarket approval from the FDA for our pyrolytic carbon process by late 2004. We further believe that approval of our pyrolytic carbon coating process will be important to our future success because it will enable us to substantially decrease the manufacturing cost of Omnicarbon heart valves sold in the U.S. If we receive such clearance, we plan to discontinue selling Omnicarbon 3000 heart valves and begin selling Omnicarbon 4000 heart valves in the U.S. We cannot assure you, however, as to when or whether we will receive FDA clearance.

Marketing and Sales

    Our sales and marketing plan focuses on:

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  creating widespread awareness of and demand for our Omnicarbon heart valves among cardiovascular surgeons, cardiologists and medical treatment organizations which make medical device purchasing decisions;

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  capitalizing on our quality record, with over 135,000 heart valves having been implanted over the last 30 years without design failure or product recall;

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  creating awareness of the superior clinical performance of our Omnicarbon heart valves, including lower complication rates of thromboembolism, bleeding and hemolysis compared to other mechanical heart valves, including those of the two market leaders;

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  offering quality service, rapid product delivery and competitive pricing; and

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  capitalizing on trends which influence the worldwide cardiovascular market, such as the increased number of cardiovascular surgical procedures due to the aging population and increases in health care spending in developing countries and eastern Europe.

    Our goal is to reach cardiovascular surgeons, organizations that make purchasing decisions with regard to medical devices and third party payers who pay for such treatment to make them aware of the advantages of our product. To reach these groups, we are using our corporate marketing and technical personnel, sales managers, sales representatives and clinical advisory board members. In addition, we will:

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  support various clinical studies;

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  furnish state-of-the-art marketing materials;

  •
  exhibit our products at all major cardiovascular meetings;

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  strategically advertise in the major cardiovascular journals;

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  provide a website targeting both physicians and patients; and

  •
  emphasize facility visits by surgeons using or interested in our products.

    United States.  As of July 31, 2001, our U.S. sales team consisted of our senior vice president—sales and marketing, a director of sales and independent sales representatives located throughout the U.S., who are experienced in marketing medical devices to cardiothoracic surgeons. We provide to our sales representatives training programs, marketing aides, educational materials for the medical community and sales literature. We are committing substantial resources to train, support and motivate our U.S. sales team to introduce the Omnicarbon heart valve and advance sales of Omnicarbon 3000 heart valves in the U.S.

    International.  We market and sell our products primarily in Europe, South Asia, the Middle East and the Far East. As of July 31, 2001, we had a network of over 35 independent distributors selling Omnicarbon 4000 heart valves in these geographic areas.

    Our customary business practice is to enter into three-year exclusive distributor contracts with new distributors, which are linked to annual minimum sales goals. In addition, our distributors are required to attend annual training meetings to ensure competency in heart valve surgery, to promote the Omnicarbon heart valve at local medical meetings and to call on prospective customers on a regular basis.

Manufacturing and Supply

    We manufacture and assemble Omnicarbon heart valves and other products at our facility in Inver Grove Heights, Minnesota. We manufacture our Omnicarbon 4000 heart valve in its entirety, utilizing our proprietary pyrolytic carbon process. We assemble our Omnicarbon 3000 heart valve using our own proprietary suture ring and pyrolytic carbon components purchased from Sulzer Carbomedics.

    Pyrolytic carbon has been used in mechanical heart valves for approximately 30 years. Pyrolytic carbon coating on such components as heart valve housings and heart valve leaftets is formed by the pyrolysis of carbon. We began to develop our own pyrolytic carbon coating process in 1995. Our process involves heating propane to a high temperature, which breaks it down into hydrogen and carbon. The hydrogen is then vented and the carbon atoms are deposited on the surface of graphite substrate shaped as a disc or housing ring. Pyrolytic carbon coating has greater blood compatibility compared to other materials historically used in heart valves, resulting in a lower incidence of thromboembolism and other potential complications. Pyrolytic carbon components have been tested to last longer than any patient's lifetime. We also manufacture knitted, seamless Teflon tubings which are used in constructing suture rings to correspond with various heart valve sizes. We have developed and instituted a complete, vertically integrated manufacturing and quality control system for our Omnicarbon 4000 heart valves. The pyrolytic carbon components we purchase from Sulzer Carbomedics for our Omnicarbon 3000 heart valves are tested under the same rigorous requirements as our Omnicarbon 4000 heart valves.

    We ship all of our products from our facility in Inver Grove Heights, Minnesota, either to distributors or directly to hospitals. We generally do not have a significant backlog of orders and maintain a sufficient inventory of products which enables us to ship within 24 to 48 hours of receipt of orders.

    We assemble our Omnicarbon 3000 and 4000 heart valves in a controlled clean room environment in our facility, where we fabricate the sewing cuff, conduct final cleaning and inspection and package the finished heart valves. The packaged heart valves are then sterilized and quarantined. They must pass sterility tests before being released for shipping. We believe that our manufacturing facilities meet applicable standards for "good manufacturing practices" established by the FDA and other applicable government standards. In the normal course, our facility is frequently subject to inspections by the FDA and foreign regulatory agencies in connection with their reviews of our products.

    We believe that the raw materials and components used in manufacturing our Omnicarbon 4000 heart valves are readily available. However, we purchase the pyrolytic carbon parts for our Omnicarbon 3000 heart valves only from Sulzer Carbomedics, a supplier whose materials and manufacturing meet FDA regulations for inclusion in our medical devices. We purchase these components under an original equipment manufacturing supply contract which expires in December 2003. Under this contract, we are obligated to purchase minimum quantities of our carbon-coated components exclusively from Sulzer Carbomedics during the term of the agreement. These components are manufactured pursuant to our specifications. Sulzer Carbomedics has agreed to supply our requirements and, to date, we have not experienced shortages or significant delays in their supply of components. Sulzer Carbomedics may terminate this contract if we fail to make any payment promptly when due, or if we infringe any patent of Sulzer Carbomedics by making or having made any product or using any method covered by such patent in or in preparation for commercial sale of cardiac valve prostheses, or if we are in default of any of our material obligations under this contract. We currently depend upon Sulzer Carbomedics for these critical components and have no other supplier of pyrolytic carbon parts for our Omnicarbon 3000 heart valves.

Product Development and Research

    There is a clear market preference for bileaflet designs. Although we believe, and the scientific literature supports, that this preference is not scientifically justified, we have undertaken certain product development efforts towards developing a bileaflet heart valve. We are also planning to expand our line of cardiac surgery products by developing and acquiring new products that can be marketed to cardiovascular surgeons.

    Novadyne bileaflet heart valve development project.  To strengthen our heart valve portfolio, we have initiated the Novadyne bileaflet heart valve development project. Successful completion of the Novadyne project would enable us to offer monoleaflet and bileaflet heart valves manufactured with our proprietary pyrolytic carbon process. Our Novadyne design incorporates features learned from more than 30 years of experience with the Lillehei-Kaster, Omniscience and Omnicarbon monoleaflet heart valves and from analyzing existing bileaflet design successes and failures of competitive products. The Novadyne project involves an all-carbon bileaflet heart valve design with unique open-channel dynamic pivots that are self-washing. This design is intended to eliminate deep pivot recesses and associated poor flow characteristics which are regarded as the cause of thromboembolic complications in bileaflet designs. These new design features induce pivot washing, which is intended to reduce thromboembolism. We have been issued three U.S. patents for bileaflet heart valves.

    Blood filters.  We have the technology base and manufacturing capability to produce a broad line of transfusion and extra-corporeal blood filters. We currently market our existing blood filter only in Japan, and sales of this product are immaterial. We have received FDA clearance to market our blood filter in the U.S., but have determined that we have only a limited market for such product in the U.S. We are exploring the development of additional filters, including a heparin filter and a complement mediator filter, in order to develop a broader line of products for cardiothoracic surgeons. These devices are used in cardiopulmonary bypass procedures, the number of which is now estimated to be 800,000 per year on a worldwide basis.

    Our research and development expenses were $800,625 in fiscal year 2001, compared to $759,522 in fiscal year 2000. This $41,103 increase resulted from increased engineering personnel, experiments related to various aspects of a new bileaflet heart valve under development and evaluation of several new product concepts. We anticipate that research and development and clinical and regulatory expenses will continue to rise in future periods.

Patents and Proprietary Rights

    We believe strongly in protecting our intellectual property and will seek patent protection for new products and processes under development whenever we believe it is advisable. As of October 15, 2001, we had three U.S. patents, all relating to our bileaflet heart valve under development. We also have four pending foreign patent applications. We have filed U.S. and foreign patent applications for the process and processing equipment used in our pyrolytic carbon coating process and are awaiting further patent prosecution in relation to these applications. Our current patents will begin to expire in 2015. We cannot assure you that any patents held by us will be valid, enforceable or otherwise of value to us in relation to our competitors or the market in general, or that any patent for which we have applied or may apply will be granted.

    We have no patents covering the design of our Omnicarbon heart valves and we do not intend to seek such patents. Because heart valves of this design have been sold in the marketplace for many years, the product is no longer patentable. We do not believe that protecting the design of a heart valve is critical for the success of a heart valve manufacturer. We believe that the key to success lies in a vertically integrated infrastructure, the soundness of design, clinical safety and efficacy of performance of the heart valve and the manufacturer's ability to successfully build product awareness.

    We also rely upon trade secrets and proprietary know-how. We require our technical employees and consultants to agree in writing to keep our proprietary information confidential and, with certain limitations, to assign all inventions relating to our business to us.

    We have used, and therefore claim common law rights in, the following trademarks: MedicalCV, Omnicarbon, Omniscience, Interface, Whisper Seat, GlideThru, UltraPure, UPP Carbon and Medical Incorporated. We also have a federal registration for the mark: Omniscience.

Government Regulation

    The medical devices we manufacture and market are subject to regulation by the FDA and, in most instances, by state and foreign authorities or their designated representatives. Under the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as a manufacturer of medical devices, we must comply with policies and procedures that regulate the manufacturing, composition, labeling, testing, packaging and distribution of medical devices. In addition, medical devices are subject to different levels of government approval requirements, the most comprehensive of which requires the completion of an FDA approved clinical evaluation program and submission, and approval of a premarket approval application before a device may be commercially marketed. The FDA also conducts inspections before approving a premarket approval application to determine compliance with the quality system regulations which cover manufacturing and design. Our heart valves are subject to this level of approval. On July 26, 2001, we received notice of premarket approval from the FDA with respect to our Omnicarbon 3000 heart valve.

    After premarket approval is received, the FDA may require testing and surveillance programs to monitor the effectiveness of approved products which have been commercialized. It has the power to prevent or limit further marketing of a product based on the results of such post-marketing programs. In addition, the FDA may, at any time after the approval of a premarket approval application, conduct periodic inspections to determine compliance with good manufacturing practice regulations and current medical device reporting regulations. If the FDA concludes that we are not in compliance with applicable laws or regulations, it can institute proceedings to:

  •
  seize our product;

  •
  issue a product recall;

  •
  impose operating restrictions; and/or

  •
  assess civil penalties or recommend criminal prosecution.

    The FDA also regulates recordkeeping for medical devices and reviews hospital and manufacturers' required reports of adverse experiences to identify potential problems with FDA-authorized devices.

    Some of the products that we intend to develop and market can be cleared under Section 510(k) of the Federal Food, Drug and Cosmetic Act. The process of obtaining Section 510(k) clearance typically requires less time and expense than the premarket approval process. Section 510(k) clearance normally takes from six months to one year, but can take years, and generally requires the submission of supporting data, which in some cases can be extensive. In addition, the FDA may require review by an advisory panel as a condition for Section 510(k) clearance. We intend to continue to rely on the Section 510(k) process with regard to certain products, such as any additional blood filters we may develop. However, we may develop and produce enhancements to our existing blood filter and heart valves that will require clearance under the FDA's more lengthy and expensive premarket approval process, which can take a number of years and can require extensive supporting documentation. If we encounter difficulties in the premarket approval process, the commercial marketing of any future heart valves could be substantially delayed or prevented.

    International sales of our products are also subject to extensive regulation. Foreign regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Generally, the extent and complexity of the regulation of medical devices is increasing worldwide, with regulations in some countries already nearly as extensive as those in the U.S. This trend may continue, and the cost and time required to obtain marketing approval in any given country thus may increase. We cannot assure you that any foreign approvals will be allowed on a timely basis, or at all.

    To market our products in countries of the European Union, we are required to obtain CE mark certification. CE mark certification is the international symbol of adherence to certain quality assurance standards and compliance with European medical device directives. In June 1995, we received ISO 9001 and EN 46001 qualification of our quality system for our manufacturing processes in our facility in Inver Grove Heights, Minnesota. We obtained the CE mark for our Omnicarbon 3000 heart valve on June 27, 1995, for our Omniscience heart valve on July 15, 1998 and for our Omnicarbon 4000 heart valve on April 8, 1999.

    We derive substantially all of our revenues from sales of Omnicarbon heart valves outside the U.S. Our inability, or the failure of our foreign distributors, to comply with varying foreign regulations or the imposition of new regulations could restrict the sale of our products internationally and thereby materially adversely affect our business, financial condition, operating results and cash flows.

Competition

    The mechanical heart valve market is highly competitive, with St. Jude supplying the majority of mechanical heart valves sold worldwide. Other competitors in the mechanical heart valve field include Sulzer Carbomedics, Edwards Life Sciences, Medtronic, Sorin Biomedica spa in Italy, ATS Medical, Inc. and MCRI, Inc. Many of these competitors have:

  •
  greater name and product recognition;

  •
  greater financial, manufacturing and marketing resources;

  •
  greater regulatory compliance capabilities;

  •
  stronger physician relationships; and

  •
  broader and more established product lines than we have.

    Most of these competitors market bileaflet heart valves, for which there is currently a dominant market preference. Some of these competitors also market tissue heart valves and are currently pursuing new mechanical heart valve designs, biocompatible coatings for mechanical heart valves, longer lasting tissue heart valves and surgical alternatives to implanting prosthetic heart valves. It is possible that developments by our competitors could render our current or proposed heart valves obsolete. We cannot assure you that we will be able to compete against such competitors.

Product Liability and Insurance

    The development and sale of medical devices entails significant risk of product liability claims and, sometimes, product failure claims. Although over 30,000 of our Omnicarbon heart valves have been implanted with no design failures, and although there is significant clinical data to reasonably convince us that these products are safe and effective, we face an inherent business risk of financial exposure to product liability claims if the use of our products results in personal injury or death. We also face the possibility that defects in the design or the manufacturing of our products could necessitate a product recall. We have not, to date, experienced significant product liability claims, and we have never had a product recall. We cannot assure you, however, that we will not experience losses in the future due to product liability claims or recalls.

    We currently maintain product liability insurance with coverage limits of $5,000,000 in the aggregate annually. We cannot assure you that such coverage limits will be adequate. In addition, trends regarding claims and damages in the medical device industry could increase the cost of insurance, which is already expensive, and may make insurance coverage difficult for us to obtain in the future on acceptable terms, or at all. Any claims against us, regardless of their merit or eventual outcome, could involve a significant financial outlay in connection with the investigation of claims or payment of deductible amounts to insurance companies. A significant claim could involve payment of an amount which could have a material adverse effect upon our business, financial condition, operating results and cash flows. In addition, adverse publicity resulting from product liability litigation may materially and adversely affect us, regardless of whether the claims are valid or whether we are liable.

Property

    We own a 55,000 square foot production and administrative facility located on 19 acres of land in Inver Grove Heights, a suburb of Saint Paul, Minnesota. Our facility has approximately 8,000 square feet of general office space and over 32,000 square feet of manufacturing space. Our facility also includes over 9,500 square feet of controlled environment rooms and necessary support areas for producing and assembling our products. Our facility is subject to inspection by the FDA and foreign regulatory agencies as part of their product marketing clearance and surveillance programs. A mortgage on this facility secures our indebtedness to Associated Bank Minnesota. As of July 31, 2001, we owed Associated Bank Minnesota approximately $2,145,000 under the terms of our line of credit.

Employees

    As of July 31, 2001, we had 37 full-time employees, including 28 who were in manufacturing and research and development, and the remainder of whom were in administration and sales and marketing. We are not a party to any collective bargaining agreement and believe that our relations with employees are good.

Legal Proceedings

    As of July 31, 2001, we were not a party to any litigation.

MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

    Our directors, executive officers and key employees are as follows:

Name	Age	Position
Adel A. Mikhail, Ph.D.	66	Chairman of the Board
Blair P. Mowery	55	President, Chief Executive Officer and Director
Allan R. Seck	55	Senior Vice President—Sales and Marketing
George M. Wettstaedt	54	Chief Financial Officer and Vice President
Gene E. Stobbs*	57	Vice President—Operations
Shelley Johnson*	45	Vice President—Medical Affairs
Ronald M. Bosrock	62	Director and Secretary
Salvador Mercé Cervelló	45	Director
Norman Dann	74	Director
Richard A. DeWall, M.D.	74	Director
Paul K. Miller	78	Director

*
Denotes non-executive officer.

    Adel A. Mikhail, Ph.D. became Chairman of the Board, President and Chief Executive Officer in March 1992. While he continues to serve our company as Chairman of the Board and as a consultant, he retired as Chief Executive Officer and President in June 2001. Dr. Mikhail has more than 28 years of experience in the mechanical heart valve industry, including 17 years with our predecessors, Medical Incorporated and Omnicor. Dr. Mikhail served such entities in several technical capacities, including Senior Vice President of Clinical Research and Regulatory Affairs. In that capacity, Dr. Mikhail led the team that successfully obtained FDA marketing clearance of the Omniscience heart valve. Dr. Mikhail is named as an inventor in patents in the urology and heart valve fields.

    Blair P. Mowery became our President and Chief Executive Officer in June 2001 and was appointed to our board of directors in July 2001. After serving our company as an independent advisor through his wholly-owned company, Bioscrene Ltd., from February 1996 to August 1996, he joined us in August 1996 as Vice President—Business Development and was promoted to Chief Operating Officer in 1999. From April 1991 through December 1993, Mr. Mowery was President and Chief Operating Officer of GalaGen, Inc., a biopharmaceutical company. From March 1987 to March 1991, he was President of Procor Technologies, a joint venture with Abbott Ross Laboratories and the predecessor company to GalaGen.

    Allan R. Seck joined our company in May 1999 as Vice President—Sales and Marketing. In March 2001, he was promoted to Senior Vice President—Sales and Marketing. From May 1996 until May 1999, Mr. Seck served as Vice President—Sales and Marketing for AVECOR Cardiovascular, Inc., where he was responsible for sales, marketing, customer service, technical support, customer education and shipping. He has also held senior management positions with Biomedicus, Inc., the cardiopulmonary division of Medtronic, and Johnson & Johnson Cardiovascular.

    George M. Wettstaedt has been our Chief Financial Officer since November 1992. He has over 20 years of experience in finance and accounting, holding the positions of Chief Financial Officer and Vice President of Finance at Northstar Financial Corporation, Vice President and Chief Financial Officer at Med General, Director of International Finance at Medtronic and Senior Staff Accountant at Honeywell, Inc. In the late 1970s, Mr. Wettstaedt was Controller and Director of Operations at our predecessor, Medical Incorporated.

    Gene E. Stobbs has served as Vice President—Operations since April 1992. Mr. Stobbs has been directly involved with the design, development, manufacture and quality assurance of heart valves for 21 years. Mr. Stobbs managed development, quality assurance and engineering programs for Honeywell and Medtronic before joining our predecessors. He managed worldwide operations for our predecessors, Medical Incorporated and Omnicor.

    Shelley Johnson has been Vice President—Medical Affairs since April 1992. Ms. Johnson's primary responsibilities include clinical support, research, biological quality systems development and regulatory matters. Before joining our company, Ms. Johnson was involved in all aspects of biological/chemical quality assurance, research and development, clinical research, sales training and regulatory affairs for our predecessor, Omnicor. Ms. Johnson was a key member of teams that conducted the clinical research and regulatory process to obtain FDA marketing clearance for the Omniscience and Omnicarbon heart valves.

    Ronald M. Bosrock, one of our directors since July 1999, is the founder and executive director of the Global Institute. He currently holds a John Myers Chair of Management at St. John's University in Minnesota. Mr. Bosrock has 30 years of experience in the banking and manufacturing industries and has served as managing director of Arthur Andersen International.

    Salvador Mercé Cervelló, one of our directors, serves as Managing and General Director of Mercé V. Electromedicina, S.L., a commercial supplier of electromedical products, mainly products for cardiac surgery and cardiology, including those produced by our company, in Spain. He served on our board from November 1993 to November 1995 and again from December 1996 through the present.

    Norman Dann has been a director of our company since September 1995. Between 1980 and 1992, Mr. Dann was a general partner in and co-founder of Pathfinder Ventures, Inc., a venture capital business. Since 1992, he has been a consultant to the medical device industry. Mr. Dann is a member of the board of directors of Minntech Corporation and Medwave, Inc.

    Richard A. DeWall, M.D., a retired cardiovascular surgeon, has been one of our directors since November 1992. Dr. DeWall has over 35 years of experience in heart valve replacement and was instrumental in implanting the first Omniscience heart valve. He was a medical professor at the Chicago Medical School and is credited with developing the first workable heart-lung machine for use during open heart surgery.

    Paul K. Miller, one of our directors since August 1994, has served as President of Acton Construction Management Company, a real estate management company, since 1980.

    Our executive officers serve at the discretion of our board of directors. Our directors hold office until our next annual meeting of shareholders and until their successors have been elected and qualified. There are no family relationships among our directors and executive officers.

Board of Directors; Committees

    Our bylaws provide that regular meetings of our shareholders will be held from time to time, as determined by our Chief Executive Officer, Chairman of the Board or board of directors. For the past several years, we have held regular meetings of our shareholders on an annual basis. During these regular meetings, shareholders elect the directors who will serve until the next regular meeting when his or her successor has been elected and qualified or earlier if the director resigns or is removed as permitted in our bylaws. The number of directors to be elected is the number of directors serving immediately before the regular meeting.

    Our board of directors, which consists of seven members, has four board committees.

    Messrs. Bosrock, Dann and Miller are the members of the audit committee. This committee is responsible for:

  •
  recommending the appointment of independent accountants;

  •
  consulting with the independent accountants on the audit plan;

  •
  reviewing, in consultation with the independent accountants, the audit report or proposed audit report and the accompanying management letter; and

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  consulting with the independent accountants on the adequacy of internal controls.

    Messrs. DeWall and Miller are the members of the compensation committee. This committee is responsible for:

  •
  considering how the achievement of the overall goals and objectives of our company can be aided through the adoption of an appropriate compensation philosophy and effective compensation program elements;

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  reviewing salary progression, bonus allocations, stock awards and the awards of supplemental benefits and perquisites for key executives against the compensation objectives of our company, given our overall performance;

  •
  approving compensation arrangements for our company's senior management; and

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  reviewing and approving the adoption of any compensation plans in which officers and directors are eligible to participate.

    Messrs. Bosrock, Dann and Miller are the members of the executive committee. This committee is responsible for:

  •
  serving as a link between the board of directors and management;

  •
  assuring that important matters that arise between board meetings, and cannot wait for the next scheduled meeting, receive timely attention; and

  •
  serving as a sounding board for general management problems on matters that affect our company as a whole.

    Messrs. Dann, Mikhail and Mowery are the members of the finance committee. This committee is responsible for:

  •
  staying informed on a timely basis about our company's financial status;

  •
  evaluating financial information and developing conclusions as to any plan of action needed; and

  •
  advising corporate management and the board of directors in financial matters.

Limitation of Liability and Indemnification

    Under the Minnesota Business Corporation Act, we have adopted a provision in our articles of incorporation that provides that our directors shall not be personally liable for monetary damages to us or our shareholders for a breach of fiduciary duty as a director to the full extent that the act permits the limitation or elimination of the liability of directors. Our bylaws also provide that we will indemnify our current and former directors, committee members, officers and employees in the manner and to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Employment Agreements

    We entered into a separation agreement and release effective as of November 1, 2000 with Adel A. Mikhail, Ph.D., our former President and Chief Executive Officer. Under this agreement, we have made severance and consulting payments to Dr. Mikhail. For information regarding these compensatory arrangements, please refer to Certain Relationships and Related Transactions.

    Under an employment agreement effective June 15, 2001, we employ Blair P. Mowery as our President and Chief Executive Officer at a salary of $165,000 per year. This agreement has a term of two years. It prohibits Mr. Mowery from competing with our company during its term and for 12 months thereafter. This agreement also provides that if either we terminate Mr. Mowery's employment without cause or Mr. Mowery resigns with six months' notice, we will make severance payments to him equal to his monthly base salary for 18 months. In consideration of Mr. Mowery's entry into this agreement, on June 15, 2001, we granted him a stock option to purchase 300,000 shares of our common stock at a price of $4.50 per share. Such option is immediately exercisable. In addition, we have agreed to pay Mr. Mowery a bonus of $50,000 for services in fiscal year 2002 subject to achievement of goals agreed upon by Mr. Mowery and our board of directors.

    In May 1999, we entered into a letter agreement with Allan R. Seck. Under this agreement, Mr. Seck was employed to serve as our Vice President—Sales and Marketing at a salary of $132,000 per year plus a bonus of one percent of sales over $3,500,000 per year. We have the right to terminate Mr. Seck's employment at will. However, upon a change in control of our company, we have agreed to pay him an amount equal to two years' salary and accelerate the vesting of Mr. Seck's unvested stock options to be immediately exercisable. In consideration of Mr. Seck's entry into this agreement, we granted him a stock options to purchase 100,000 shares of our common stock at a price of $2.50 per share. Such options vest over four years and expire on July 26, 2005. In August 2001, we amended this agreement to provide that the bonus based on annual sales would be payable through fiscal year 2002. In consideration of Mr. Seck's entry into this amendment, we agreed to increase his salary by an amount not to exceed 15% and develop a new executive and sales incentive plan in which he will participate.

Director Compensation

    Our directors are reimbursed for certain reasonable expenses incurred in attending board meetings. Directors who are also employees receive no remuneration for services as members of the board or any board committee. Under our director stock option plan, directors who are not employed by us are entitled to receive annual grants of stock options.

Executive Compensation

    The following table sets forth information with respect to the compensation we paid our chief executive officer and the other highest paid executive officers who had salary and bonus of over $100,000 for the fiscal year ended April 30, 2001.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options		All Other Compensation
Adel A. Mikhail, Ph.D.(1) Chairman of the Board	2001	$143,960	$0	$0		240,000	(2)	$120,833	(3)
Blair P. Mowery(4) President and Chief Executive Officer	2001	$131,489	$0	$42,000	(5)	0		0
Allan R. Seck Senior Vice President—Sales and Marketing	2001	$131,002	$0	$0		100,000		0

(1)
Dr. Mikhail served as our President and Chief Executive Officer until June 15, 2001.

(2)
Represents a warrant issued on February 1, 2001 under our separation agreement with Dr. Mikhail.

(3)
Represents severance compensation paid under our separation agreement with Dr. Mikhail.

(4)
Mr. Mowery, who previously served as our Chief Operating Officer, became our President and Chief Executive Officer on June 15, 2001.

(5)
Represents the market value of 15,000 shares of common stock awarded to Mr. Mowery on January 25, 2001.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning grants of stock options during the fiscal year ended April 30, 2001 to each executive officer named in the Summary Compensation Table. We granted no stock appreciation rights during our last fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date
Adel A. Mikhail, Ph.D.	240,000	(1)	N/A	$2.125	02/01/06
Blair P. Mowery	0		N/A	N/A	N/A
Allan R. Seck	100,000		23.7%	$2.500	07/26/05

(1)
Represents a warrant issued on February 1, 2001 under our separation agreement with Dr. Mikhail.

    The following table sets forth information concerning the options exercised by each executive officer named in the Summary Compensation Table during the fiscal year ended April 30, 2001. It also sets forth information concerning unexercised options held by such persons as of April 30, 2001. No stock appreciation rights were exercised by such persons during the last fiscal year or were outstanding at the end of that year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

					Number of Securities Underlying Unexercised Options at Fiscal Year End			Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise
			Value Realized		Exercisable		Unexercisable	Exercisable	Unexercisable
Adel A. Mikhail, Ph.D	97,500	(2)	$202,500	(3)	240,000	(4)	0	$231,600	N/A
Blair P. Mowery	0		N/A		0		0	N/A	N/A
Allan R. Seck	0		N/A		100,000		0	$0	N/A

(1)
Represents the fair market value of one share of our common stock at April 30, 2001 minus the exercise price.

(2)
Represents the purchase of 30,000 shares of common stock upon the exercise of an option for cash and the purchase of 67,500 shares of common stock upon the cashless conversion of an option to acquire 150,000 shares of common stock.

(3)
Based upon fair market value at the time of exercise minus the exercise price of the option exercised for cash plus the value of the shares issued upon cashless conversion.

(4)
Represents a warrant issued on February 1, 2001 under our separation agreement with Dr. Mikhail.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    We entered into a separation agreement and release effective as of November 1, 2000 with Adel A. Mikhail, Ph.D. Dr. Mikhail was our founder and served as our President and Chief Executive Officer from March 1992 until June 15, 2001, at which time he retired. Under the terms of the separation agreement, Dr. Mikhail's employment under his employment agreement dated January 1, 1995 terminated, and we agreed to pay him severance compensation in cash totaling $144,000. We agreed to pay Dr. Mikhail his salary and benefits until a new chief executive officer was hired and to continue his chairmanship of our board. At the time of entering into the separation agreement, Dr. Mikhail had vested stock options to purchase an aggregate of 420,000 shares of our common stock at an exercise price of $1.375 per share, expiring on February 2, 2001. Under the separation agreement, Dr. Mikhail agreed to exercise the option to the extent of 30,000 shares for $41,250 in cash and to surrender 240,000 shares which he otherwise would have been entitled to purchase under the option. We agreed to allow Dr. Mikhail to exercise his option for the remaining 150,000 shares on a cashless basis. In connection with such cashless conversion, we issued 67,500 shares to Dr. Mikhail and Dr. Mikhail surrendered 82,500 shares which he otherwise would have been entitled to purchase under the option. On February 1, 2001, we also issued a five-year warrant to Dr. Mikhail for the purchase of 240,000 shares of common stock exercisable at $2.125 per share.

    The separation agreement further provided that following the termination of his employment as President and Chief Executive Officer, we would retain Dr. Mikhail as an independent consultant for a period of two years to provide advice and technical expertise with respect to our operations. Dr. Mikhail has agreed to provide up to 40 hours of consulting services per month, for a retainer of $6,000 per month. If additional service is provided beyond 40 hours per month, we will pay Dr. Mikhail at the rate of $125 per hour, up to a maximum of $1,000 per day. Dr. Mikhail began providing consulting services to us under this agreement beginning June 15, 2001.

    In August 1999, we obtained a bank line of credit from Riverside Bank, which was subsequently acquired by Associated Bank Minnesota. The loan was extended to us on the condition that it be personally guaranteed by Paul K. Miller, one of our directors and our largest individual shareholder. Under an agreement we entered into on August 31, 1999, Mr. Miller personally guaranteed such indebtedness. To induce Mr. Miller to guarantee such indebtedness, we paid Mr. Miller a one-time guarantee fee in the amount of $75,000 and issued to him, on November 22, 1999 and December 6, 2000, warrants to purchase an aggregate of 100,000 shares exercisable at $2.00 per share. These warrants expire on November 19, 2004.

    We sell heart valves through a distribution network of approximately 35 exclusive distributors, including Mercé V. Electromedicina, S.L., Pro-Medica and formerly N.G.C. Medical S.p.A. The following information relates to sales to such parties over our last two fiscal years. We anticipate that we will continue to do business with Mercé V. Electromedicina and Pro-Medica in future periods.

  •
  Salvador Mercé Vives owns more than 5% of our outstanding common stock and is one of our former board members. He founded Mercé V. Electromedicina. Salvador Mercé Cervelló, one of our current directors and the son of Salvador Mercé Vives, serves as Managing and General Director of Mercé V. Electromedicina. During our fiscal year ended April 30, 2001, Mercé V. Electromedicina purchased $1,170,700 of product from our company, representing 40.9% of our net sales. During our fiscal year ended April 30, 2000, Mercé V. Electromedicina purchased $1,035,450 of product from our company, representing 38.3% of our net sales.

  •
  Hilmar Siebecker owns more than 5% of our outstanding common stock and is the President of Pro-Medica. During our fiscal year ended April 30, 2001, Pro-Medica did not purchase product from our company. During our fiscal year ended April 30, 2000, Pro-Medica purchased $222,528 of product from our company, representing 8.2% of our net sales.

  •
  Eugenio Cremascoli, one of our former directors, is President and Chief Executive Officer of N.G.C. Medical, a former distributor which owns more than 5% of our outstanding common stock. During our fiscal year ended April 30, 2001, N.G.C. Medical purchased $130,980 of product from our company, representing 4.6% of our net sales. During our fiscal year ended April 30, 2000, N.G.C. Medical purchased $331,056 of product from our company, representing 12.3% of our net sales.

    On June 1, 2000, we granted Ronald M. Bosrock, one of our directors, an option to purchase 10,000 shares of our common stock at $2.50 per share under our 1997 Stock Option Plan. This option is exercisable for four years and vested at the time of grant. We granted this option in consideration of Mr. Bosrock's efforts to complete the spin-off of UROPACE. Under the terms of the Agreement and Plan of Reorganization and Corporate Separation between our company and UROPACE, dated November 1, 2000, UROPACE assumed consulting fees of $5,000 per month payable to Mr. Bosrock and granted him an option to purchase 40,000 shares of its common stock at $0.01 per share. This option is exercisable for four years and vested at the time of grant. Following completion of the spin-off, Mr. Bosrock became the acting Chief Executive Officer of UROPACE.

    Certain individuals have employment agreements with us. You should review Management—Employment Agreements for more information about such agreements.

    The transactions set forth herein were approved by a majority of our independent, disinterested directors who had access, at our expense, to our legal counsel or independent legal counsel. We believe that all such transactions were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. In the future, all material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority of our independent, disinterested directors who will have access, at our expense, to our legal counsel or independent legal counsel and will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

    We have no current plans to issue preferred stock. However, should we determine to issue preferred stock, we will offer such stock to persons who are considered promoters of our company only if the preferred stock is offered on the same terms to all other existing shareholders or to new shareholders, or the issuance of preferred stock is approved by a majority of our independent, disinterested directors who have access, at our expense, to our legal counsel or independent legal counsel.

PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of July 31, 2001, and as adjusted to reflect the sale of units offered hereby, assuming such persons do not purchase units in this offering, by:

  •
  each person known to us to beneficially own more than 5% of our common stock,

  •
  each director,

  •
  each executive officer named under Management—Executive Compensation, and

  •
  all current executive officers and directors as a group.

    The percentage of beneficial ownership is based on 6,343,834 shares outstanding as of July 31, 2001, and 7,843,834 shares to be outstanding after the closing of this offering. As indicated in the footnotes, shares issuable pursuant to warrants and options are deemed outstanding for computing the percentage of the person holding such warrants or options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise noted, each person identified below has sole voting and investment power with respect to such shares. Unless otherwise indicated, the address for each listed shareholder is c/o MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077.

			Percent Beneficially Owned(1)
	Number of Shares Beneficially Owned(1)
Name and Address of Beneficial Owner(1)			Before Offering	After Offering
Paul K. Miller	1,615,580	(2)	25.0%	20.3%
Adel A. Mikhail, Ph.D.	739,552	(3)	11.2	9.1
Graphite Enterprise Trust PLC	630,000	(4)	9.9	8.0
4th Floor, Berkeley Square House Berkeley Square, London W1X 5PA United Kingdom
Salvador Mercé Vives	519,232	(5)	8.2	6.6
Plaza America, 5 Valencia, Spain
Hilmar Siebecker	405,000		6.4	5.2
Staffelstrasse 8 D-67292 Kirchheimbolanden, Germany
N.G.C. Medical S.p.A.	400,000		6.3	5.1
Via Novedratese 35 22060 Novedrate, Como, Italy
Richard A. DeWall, M.D.	317,780	(6)	5.0	4.0
Blair P. Mowery	315,000	(7)	4.7	3.9
Salvador Mercé Cervelló	126,000	(8)	2.0	1.6
Allan R. Seck	110,000	(9)	1.7	1.4
Norman Dann	48,000	(10)	*	*
Ronald M. Bosrock	24,000	(11)	*	*
All directors and executive officers as a group (9 persons)	3,303,912	(12)	45.8%	37.9%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of July 31, 2001. The information presented assumes that the listed persons will not purchase any of the units offered hereby.

(2)
Includes 120,000 shares owned by Gracon Contracting Co., an entity over which Mr. Miller exercises control, 28,000 shares issuable pursuant to presently exercisable options and 100,000 shares issuable pursuant to presently exercisable warrants.

(3)
Includes 499,552 shares held by Adel A. Mikhail and Narguis Mikhail, Mr. Mikhail's spouse, as joint tenants and 240,000 shares issuable pursuant to presently exercisable warrants.

(4)
Includes 126,000 shares held by Graphite Enterprise Trust Limited Partnership, an entity over which Foreign & Colonial Enterprise Trust PLC exercises control.

(5)
Includes 16,212 shares owned by Mercé V. Electromedicina, S.L., which Mr. Mercé Vives founded.

(6)
Includes 28,500 shares issuable pursuant to presently exercisable options.

(7)
Includes 300,000 shares issuable pursuant to presently exercisable options.

(8)
Includes 21,000 shares issuable pursuant to presently exercisable options. Mr. Mercé Cervelló is the son of Mr. Mercé Vives and is the Managing and General Director of Mercé V. Electromedicina, S.L.

(9)
Includes 100,000 shares issuable pursuant to presently exercisable options.

(10)
Includes 28,000 shares issuable pursuant to presently exercisable options.

(11)
Represents shares issuable pursuant to presently exercisable options.

(12)
Includes 529,500 shares issuable pursuant to presently exercisable options and 340,000 shares issuable pursuant to presently exercisable warrants.

    Substantially all of the shares, options and warrants beneficially owned by Paul K. Miller, Adel A. Mikhail, Ph.D., Richard A. DeWall, M.D., Blair P. Mowery, Salvador Mercé Cervelló, Allan R. Seck, Norman Dann, Ronald Bosrock, George M. Wettstaedt, Gene E. Stobbs and Shelley Johnson, as well as certain shares beneficially owned by Salvador Mercé Vives and Mercé V. Electromedicina S.L., are subject to an escrow agreement with the Commissioner of Commerce for the State of Minnesota. The depositors entered into this escrow agreement as a condition of the registration of the units offered hereby. The term of escrow runs for a period of three years from the effectiveness of this offering, unless at an earlier date we demonstrate annual net earnings for any two consecutive years after the effectiveness of this offering of at least 5% of an amount determined by multiplying the total number of outstanding shares, including the escrowed securities, by the average price per share paid by public investors.

DESCRIPTION OF SECURITIES

    Our authorized capital stock consists of 95,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Units

    Each unit offered hereby consists of one share of common stock and one redeemable Class A Warrant. Each Class A Warrant becomes exercisable, and may be transferred separately from the common stock, 18 months after the effectiveness of this offering. Once separated by the holder, Class A Warrants may not be later recombined with common stock to form units. A unit ceases to exist once the common stock or Class A Warrant is sold separately. When each Class A Warrant becomes exercisable, the holder will be entitled to purchase, at any time until three years after the effectiveness of this offering, one share of common stock at an exercise price of $6.50 per share, subject to customary anti-dilution adjustments. We may redeem the Class A Warrants for $0.01 per warrant at any time once they become exercisable, on ten business days' written notice, if the closing price of our common stock or units exceeds $8.50, subject to customary anti-dilution adjustments, for any ten consecutive trading days before such notice. Of the unit offering price, we have allocated $0.25 to each Class A Warrant.

Common Stock

    As of July 31, 2001, there were 6,343,834 shares of common stock issued and outstanding. As of July 31, 2001, as adjusted to reflect the sale of the units offered hereby, there were 7,843,834 shares of common stock issued and outstanding.

    All outstanding shares of common stock are, and the shares offered hereby will be, fully paid and nonassessable. The holders of common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the common stock outstanding may elect all of the directors if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. Subject to the rights of any future series of preferred stock which may be designated, each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the shareholders in the event of liquidation, dissolution or winding up of our company and is entitled to participate equally in dividends as and when declared by the board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock. All shares of common stock have equal rights and preferences.

Undesignated Preferred Stock

    At present, no shares of preferred stock are issued or have been designated by the board of directors for issuance. Under governing Minnesota law and our articles of incorporation, no action by our shareholders is necessary, and only action of the board of directors is required, to authorize the issuance of any of the shares of authorized preferred stock. The board of directors is empowered to establish, and to designate the name of, each class or series of preferred stock and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion, voting rights, preferences and other rights. Accordingly, the board of directors, without shareholder approval, may issue shares of preferred stock with terms that could adversely affect the voting power and other rights of holders of the common stock. We have no current plans to issue preferred stock.

    The undesignated preferred stock may have the effect of discouraging an attempt, through the acquisition of a substantial number of shares of common stock, to acquire control of our company with a view to effecting a merger, sale or exchange of assets or a similar transaction. For example, the board of directors could issue preferred stock as a dividend to holders of common stock or place preferred stock privately with purchasers who may side with the board of directors in opposing a takeover bid. The anti-takeover effects of the undesignated preferred stock may deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of the common stock.

Options and Warrants Generally

    All outstanding options and warrants have been granted with exercise prices of at least 85% of the fair market value of our common stock on the date of grant. In the future, we will not grant any options or warrants with an exercise price of less than 85% of the fair market value of our common stock on the date of grant.

Stock Options

    We have adopted two stock option plans under which we may grant options to employees, consultants, independent contractors, officers and employee directors. We reserved 500,000 shares of common stock for the grant of stock options under our 1992 Stock Option Plan. As of July 31, 2001, options to purchase 144,140 shares of common stock were outstanding and options to purchase 64,608 shares of common stock were available for grant under our 1992 Stock Option Plan. We reserved 500,000 shares of common stock for the grant of stock options under our 1997 Stock Option Plan. As of July 31, 2001, options to purchase 492,500 shares of common stock were outstanding and options to purchase 7,500 shares of common stock were available for grant under our 1997 Stock Option Plan.

Director Stock Options

    We also have a stock option plan under which we may grant options to non-employee directors. We reserved 300,000 shares of common stock for the grant of stock options under our 1993 Director Stock Option Plan. As of July 31, 2001, options to purchase 133,000 shares of common stock were outstanding and options to purchase 112,000 shares of common stock were available for grant under our 1993 Director Stock Option Plan.

New Stock Option Plan

    In June 2001, we adopted the 2001 Equity Incentive Plan and reserved 500,000 shares of common stock for issuance upon exercise of stock options, for grants of performance awards and for awards of restricted stock to be granted under the plan to employees, officers, consultants, advisors, employee and non-employee directors and employees of certain related entities. The number of shares reserved for issuance under the plan increases on January 1 of each year by the greater of 50,000 shares or 3.5% of the outstanding shares of common stock on such date, unless the board of directors sets the increase at a lower number of shares. This plan was approved by our shareholders on August 9, 2001. As of July 31, 2001, no stock options were outstanding under this plan.

Warrants

    As of July 31, 2001, we had outstanding warrants to purchase an aggregate of 360,000 shares of common stock, consisting of the following:

  •
  On February 2, 2001, we issued to Adel A. Mikhail, Ph.D., a five-year warrant to purchase 240,000 shares of common stock at $2.125 per share pursuant to a severance and consulting agreement dated November 1, 2000.

  •
  On November 22, 1999 and December 6, 2000, we issued warrants to Paul K. Miller, a member of our board of directors, to purchase an aggregate of 100,000 shares exercisable at $2.00 per share in connection with Mr. Miller's guarantee of a bank loan, both of which expire on November 19, 2004.

  •
  In 1997, we issued to Dominick & Dominick a warrant to purchase 20,000 shares of common stock at $5.00 per share, which expires on June 1, 2002.

    On August 21, 2001, we issued five-year warrants to purchase an aggregate of 500,000 shares of common stock at $6.50 per share to 13 accredited investors in connection with the sale of $500,000 principal amount 10% convertible subordinated bridge notes to such investors.

    Contingent upon the sale of the units offered hereby, we have agreed to issue Equity Securities Investments, Inc. a warrant to purchase 150,000 units at an exercise price of $5.40 per unit.

    Each outstanding warrant contains customary anti-dilution provisions, together with certain incidental and demand rights which will require us to register the shares underlying the warrants with the SEC at our expense.

    Holders of such warrants are not entitled to vote, receive dividends or exercise any of the rights of holders of the shares of common stock for any purpose until the warrants have been duly exercised and payment of the purchase price has been made. The warrants may be presented for exercise at our office. There is no established market for the warrants, and we expect that such market will not develop.

Convertible Subordinated Bridge Notes

    On August 21, 2001, we issued $500,000 principal amount of 10% convertible subordinated bridge notes due August 21, 2002. The holders of the notes may convert them into shares of our common stock at any time before repayment at a price of $4.50 per share. We may require conversion of the notes into common stock at a price of $6.50 per share if the closing price of our common stock or units equals or exceeds $8.50, subject to customary anti-dilution adjustments, for ten consecutive trading days. Based upon the lower of the possible conversion prices of $4.50, the notes may be converted into 111,111 shares of our common stock. We intend to repay such notes with a portion of the proceeds from this offering.

Class A Warrants

    Warrant Agreement.  The Class A Warrants included as part of the units being offered hereby will be issued under and governed by the provisions of a warrant agreement between us and Registrar and Transfer Company. The following summary of the warrant agreement is not complete and is qualified in its entirety by reference to the warrant agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

    The shares of common stock and the Class A Warrants offered as part of the units become detachable, and may be transferred separately, 18 months after the effectiveness of this offering. Each Class A Warrant becomes exercisable 18 months after the effectiveness of this offering and entitles the holder to purchase one share of common stock until three years after the effectiveness of this offering, subject to earlier redemption, if at such time (a) a current prospectus relating to the shares of common stock issuable upon exercise of the Class A Warrants is in effect and (b) the issuance of such shares is qualified for sale or exempt from qualification under applicable state securities laws. Each Class A Warrant is exercisable at a price of $6.50 per share, subject to customary anti-dilution adjustments.

    We may redeem the Class A Warrants once they become exercisable, on not less than ten business days' written notice, at a price of $0.01 per warrant, at any time following a period of ten consecutive trading days during which the closing price of the common stock or units exceeds $8.50, subject to customary anti-dilution adjustments. For this purpose, the closing price of the common stock will be as reported by The Nasdaq Stock Market. We must provide warrantholders with written notice of redemption within 30 business days after the expiration of any such ten consecutive trading day period or we will lose the right to redeem the Class A Warrants with respect to that ten consecutive trading day period. After such notice, the warrantholders will automatically forfeit all rights thereunder, except the right to receive the $0.01 redemption price per warrant, unless they exercise the Class A Warrants before they are redeemed.

    Holders of Class A Warrants are not entitled to vote, receive dividends or exercise any of the rights of holders of the shares of common stock for any purpose until the Class A Warrants have been duly exercised and payment of the purchase price has been made. The Class A Warrants are in registered form and may be presented for transfer, exchange or exercise at the office of the warrant agent. There is no established market for the Class A Warrants, and we cannot assure you that any such market will develop.

    The warrant agreement provides for adjustment of the exercise price and the number of shares purchasable upon exercise to protect the warrantholders against dilution in certain events, including dividends, stock splits, reclassification and any combination of common stock, or the merger, consolidation or disposition of substantially all of the assets of our company.

    Registration.  We will have a sufficient number of shares of common stock authorized and reserved for issuance upon the exercise of the Class A Warrants. When issued, such shares will be fully paid and nonassessable. In order for the warrantholder to exercise his or her Class A Warrants and obtain shares of common stock free of any transfer restriction, we must have a current registration statement on file with the SEC and, unless an exemption is available, with the securities authority of the state in which the warrantholder resides. The shares reserved for issuance upon the exercise of the Class A Warrants are registered under the registration statement of which this prospectus is a part. Furthermore, we have agreed to use our best efforts to maintain the effectiveness of the registration statement throughout the term of the Class A Warrants by filing any necessary post-effective amendments or supplements to the registration statement with respect to the shares of common stock issuable upon exercise of the Class A Warrants. We will incur significant legal and other related expenses in order to keep the registration statement current. However, we cannot assure you that we will be able to keep the registration statement current or that the registration statement will be effective at the time a warrantholder desires to exercise his or her Class A Warrants. Additionally, we have agreed to use our best efforts to maintain qualifications in those states where the units were originally qualified for sale to permit exercise of the Class A Warrants and issuance of shares of common stock upon such exercise in such states. However, we cannot assure you that any such qualification will be effective at the time a warrantholder desires to exercise his or her Class A Warrants. If for any reason the registration statement is not kept current, or if we are unable to maintain the qualification of the common stock underlying the Class A Warrants for sale in particular states, warrantholders in those states, absent an applicable exemption, must either sell such Class A Warrants or let them expire.

    Exercise.  The Class A Warrants may be exercised upon surrender of the certificate for the warrant on or before the expiration date, or earlier redemption date, at the office of the warrant agent, with the purchase form on the reverse side of the certificate properly completed and executed as indicated, accompanied by payment of the full exercise price, by certified or cashier's check payable to the order of our company, for the number of Class A Warrants being exercised.

    For the term of the Class A Warrants, the warrantholders are given the opportunity to profit from any rise in the market price of our securities, with a resulting dilution in the interest of our shareholders. During such term, we may be deprived of opportunities to sell additional equity securities at a favorable price. The warrantholders may be expected to exercise their Class A Warrants at a time when we would, in all likelihood, be able to obtain equity capital by a sale or a new offering on terms more favorable to us than the terms of the Class A Warrants.

    Tax Considerations.  The following summary is based on present federal income tax law and interpretations of such law, all of which are subject to change or modification. This discussion is limited to the federal income tax matters discussed below and does not include all of the federal income tax considerations relevant to each investor's personal tax situation. Investors should consult their own tax advisers with respect to the matters discussed below and with respect to other federal and state tax considerations that may be applicable to their own personal tax situation.

    The cost basis of the units will be the purchase price paid by each investor. Purchasers of the units will be required to allocate the price paid for such units between the shares of common stock and the Class A Warrants based upon their relative fair market values on the date of purchase. Upon exercise of the Class A Warrants, the warrantholder's cost basis in the shares of common stock thus acquired will be the original purchase price allocable to the Class A Warrants, $0.25 per warrant, plus any additional amount paid upon exercise of the Class A Warrants. No gain or loss will be recognized by such investor upon exercise of the Class A Warrants. However, gain or loss will be recognized upon the subsequent sale or exchange of the shares of common stock acquired upon exercise of the Class A Warrants. Gain or loss also will be recognized upon the sale or exchange of the Class A Warrants. Generally, gain or loss will be long-term or short-term capital gain or loss, depending on how long the shares of common stock or the Class A Warrants are held. If the Class A Warrants are exercised, the holding period of the common stock will not include the period during which the Class A Warrants were held.

Certain Effects of Authorized but Unissued Stock

    Under our articles of incorporation and immediately following completion of this offering, there will be 87,156,166 shares of common stock and 5,000,000 shares of preferred stock available for future issuance without shareholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. With the exception of the following possible issuances, we do not currently have any plans to issue additional shares of common stock:

  •
  1,500,000 shares issuable by us upon the exercise of the Class A Warrants at an exercise price of $6.50 per share;

  •
  860,000 shares issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $4.72 per share;

  •
  111,111 shares issuable by us upon the conversion of $500,000 principal amount of outstanding 10% convertible subordinated bridge notes due August 2002 at an assumed conversion price of $4.50 per share;

  •
  1,453,748 shares issuable by us upon the exercise of stock options granted, or shares available for issuance pursuant to future grants, under our stock option plans;

  •
  150,000 units issuable by us upon the exercise of a warrant that we will issue to the underwriter of this offering at an exercise price of $5.40 per unit; and

  •
  225,000 additional units that may be purchased from us by the underwriter pursuant to an option to cover over-allotments, if any, in connection with this offering.

    One of the effects of the existence of unissued and unreserved common and preferred stock is that the board of directors could issue shares to persons likely to support current management and thereby protect the continuity of our company's management. Such additional shares could also be used to dilute the ownership of persons seeking to obtain control of our company.

Certain Limited Liability, Indemnification and Anti-Takeover Provisions under Minnesota Law

    Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Minnesota law. Specifically, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for:

  •
  any breach of the director's duty of loyalty to our company or our shareholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  corporate distributions which are in contravention of restrictions in the Minnesota Business Corporation Act, our articles of incorporation or bylaws or any agreement to which our company is a party;

  •
  violations of Minnesota securities laws;

  •
  any transaction from which the director derives an improper personal benefit; or

  •
  any act or omission occurring before the effective date of the provision in our articles of incorporation eliminating or limiting liability.

    Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation must indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity, as defined, of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. For this purpose, proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification. You should refer to that section for a complete statement of such indemnification rights.

    Our bylaws provide that each past or present director, officer, committee member and employee of our company will be indemnified by us in accordance with, and to the fullest extent permissible by, applicable law.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Certain provisions of Minnesota law, described below, could delay, defer or prevent a change in control of our company and could have the effect of making it more difficult to acquire our company or remove incumbent management.

    We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act because we are an "issuing public corporation" that has 50 or more shareholders. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the interested shareholder's acquisition of shares is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An

"interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock, or who is an affiliate or associate of the corporation and at any time within four years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act could, under some circumstances, deny our shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of our stock.

    In the event of certain tender offers for stock of our company, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock, including acquisitions pursuant to mergers, consolidations or statutory share exchanges, within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. The section does not apply if a committee of the board of directors consisting of all of its disinterested directors, excluding present and former officers of the corporation, approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

    Anti-takeover provisions of our articles of incorporation and those under Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above our then current stock price. These provisions may also inhibit increases in our stock price that could result from takeover attempts and could adversely affect the voting power of your shares. For example, while we have no present plans to issue any preferred stock, our board of directors, without further shareholder approval, may issue preferred stock that could have the effect of delaying, deterring or preventing a change in control. No other anti-takeover provisions are currently contemplated by management.

Warrant Agent, Transfer Agent and Registrar

    We have appointed Registrar and Transfer Company as the warrant agent for the Class A Warrants and the transfer agent and registrar for our units and common stock. As of July 31, 2001, we had 83 shareholders of record.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon the completion of this offering, we will have 7,843,834 shares of common stock outstanding. Of this amount, the 1,500,000 shares sold hereby as part of the units will be freely tradable without restriction under the Securities Act, unless purchased by an "affiliate" of ours, as that term is defined in Rule 144 under the Securities Act. The remaining 6,343,834 shares will constitute "restricted shares," as that term is defined in Rule 144, and may only be sold in compliance with the volume and other limitations of Rule 144. In addition, we do not intend to list our common stock on The Nasdaq SmallCap Market until 18 months after the effectiveness of this offering when the unit components may be traded separately. Although shares may be saleable under Rule 144, Rule 144(k) or Rule 701, there may not be a public market for such securities before such time, and an active trading market for such securities may not develop or be sustained after such time.

Days after Effectiveness	Approximate Shares Becoming Eligible for Future Sale	Comment
Upon effectiveness	3,215,337	Shares saleable without restriction under Rule 144(k)
90 days after effectiveness	1,977,497	Shares saleable under Rule 144, Rule 144(k) or Rule 701
Over 90 days after effectiveness	1,151,000	Restricted securities held for one year or less

    In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year may, within any three-month period commencing 90 days after the date of this prospectus, sell a number of shares that does not exceed the greater of:

  •
  one percent of the number of shares of common stock then outstanding, which would be 78,438 shares immediately after this offering; or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are generally subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Pursuant to Rule 701 under the Securities Act, persons who purchase shares upon the exercise of options granted prior to the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

    We are not able to estimate the number of shares that will be sold under Rule 144 because this number will depend on the market price of our securities, the personal circumstances of the sellers and other factors. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of the units offered hereby.

    We intend to file a registration statement on Form S-8 covering all shares of common stock issuable upon exercise of stock options granted, or which we may grant, under our stock option plans. Upon this registration, an additional 1,453,748 shares of common stock will be eligible for sale in the public market. In addition, holders of 444,997 shares of common stock and securities convertible into or exercisable for 611,111 shares of common stock are also entitled to incidental resale registration rights in connection with future registration statements filed by us.

    Under Minnesota law, we have entered into an agreement under which certain securities held by our officers, directors and 10% shareholders will be held in escrow. The agreement provides that the escrowed securities will be held for a period of three years, unless we meet certain net earnings requirements before the expiration of the three-year period.

    Before the offering, there was no market for our securities. We cannot predict the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock in the public market following this offering, or the perception that sales may occur, could adversely affect the prevailing market price of our securities and our ability to raise capital through future equity offerings.

UNDERWRITING

    Subject to the terms and conditions to be set forth in an underwriting agreement, Equity Securities Investments, Inc. has agreed to purchase from us, and we have agreed to sell to Equity Securities, 1,500,000 units for $4.50 per unit less the underwriting discount of $0.45 per unit. The underwriting agreement provides that the obligations of the underwriter are subject to approval of legal matters by counsel and to various other conditions. The nature of the underwriter's obligations is that it is committed to purchase and pay for all of the units if it purchases any of the units.

    The underwriter proposes to offer the units directly to the public at $4.50 per unit and to certain securities dealers who are members of the National Association of Securities Dealers, Inc. at $4.50 per unit less usual and customary commissions. The underwriter has advised us that it does not intend to confirm sales of units to any accounts over which it exercises discretionary authority. We have granted the underwriter a 45-day over-allotment option to purchase up to an aggregate of 225,000 additional units exercisable at the public offering price less the underwriting discount. The underwriter may exercise such option only to cover over-allotments made in connection with the sale of the units offered. To the extent that Equity Securities exercises the over-allotment option, it will have a firm commitment to purchase the number of units to be purchased by it, and we will be obligated to sell those units to Equity Securities. If Equity Securities exercises the over-allotment option in full, the total offering price would be $7,762,500, the underwriting discount would be $776,250 and the total proceeds before expenses would be $6,986,250.

    Upon the closing of this offering, we have agreed to sell the underwriter for $50 a five-year warrant to purchase 150,000 units exercisable at $5.40 per unit, which equals 120% of the public offering price of the units. The exercise price and the number of units may, under certain circumstances, be subject to adjustment pursuant to standard anti-dilution provisions. The underwriter's warrant will contain a cashless exercise provision entitling the holder to apply the difference between the exercise price of the warrant and the higher fair market value of the units underlying the warrant to the payment of the exercise price without paying cash to exercise the warrant. The warrant will also contain incidental and demand registration rights which will require us to register the units underlying the warrant with the SEC at our expense. The warrant will become exercisable one year after the effectiveness of this offering, and then may be exercised for a period of four years. The warrant will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of the offering, except to officers or partners (not shareholders) of the underwriter. Any profits realized upon the sale of the warrant or the units that the underwriter may purchase upon exercise of the warrant may be deemed to constitute additional underwriting compensation.

    We have agreed to pay the underwriter a non-accountable expense allowance equal to 3% of the aggregate offering price of the units, or $202,500. This expense allowance would equal $232,875 if the underwriter's over-allotment option is exercised in full. As of the date of this prospectus, we had paid $25,000 to our underwriter towards this expense.

    We and the underwriter have agreed to indemnify each other, including officers, directors and control persons of each other, against certain liabilities, losses and expenses, including liabilities under federal and state securities laws. In addition, we have agreed to contribute to payments that the other may be required to make in respect to any of those liabilities, losses or expenses. Insofar as indemnification for liability arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    The following table summarizes the underwriting compensation and expenses we will pay in this offering:

	Per Unit		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Underwriting discount payable by us	$0.450	$0.450	$675,000	$776,250
Expenses payable by us	$0.135	$0.135	$202,500	$232,875

    Upon the completion of this offering, we will grant the underwriter a three-year right of first refusal to act as managing underwriter or selling agent in any public or private offering of equity or debt securities in which we engage an underwriter. We will also grant the underwriter a 15-month exclusive right to act as our investment banker or financial advisor in connection with certain transactions, including mergers, the sale of assets and our purchase of assets, having an aggregate value of $5,000,000 or more.

    We have applied to have our units listed on The Nasdaq SmallCap Market under the symbol "MDCVU." We intend to list our common stock and Class A Warrants on The Nasdaq SmallCap Market, when the units become separable, under the symbols "MDCV" for the common stock and "MDCVW" for the Class A Warrants.

    Before this offering, there was no public market for our securities. The initial public offering price and the Class A Warrant exercise price have been arbitrarily determined by negotiation between us and the underwriter and bear no relation to our current net earnings, book value, net worth or financial statement criteria of value. You may not be able to resell the securities you buy at or above the initial public offering price.

    The underwriter may engage in over-allotment, stabilizing transactions and covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and covering transactions may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time. In connection with the offer and sale of the units, the underwriter has advised us that it will comply with Rule 2710 under the National Association of Securities Dealers, Inc. Conduct Rules.

    The underwriter acted as selling agent in connection with our offer and sale of $500,000 principal amount of 10% convertible subordinated bridge notes and five-year warrants to purchase a total of 500,000 shares of common stock at an exercise price of $6.50 per share. For acting as selling agent, Equity Securities received a commission of $40,040 plus a non-accountable expense allowance of $5,005. In addition, in connection with the offering of the notes and warrants, we and Equity Securities agreed to indemnify each other, including officers, directors and control persons of each other, against certain liabilities, losses and expenses, including liabilities under federal and state securities laws, and we agreed to contribute to payments that the underwriter may be required to make in respect to any of those liabilities, losses or expenses.

    This section is a summary of the underwriting agreement, the underwriter's warrant and related documents and is not a complete statement of their terms and conditions. A copy of the underwriting agreement, including the underwriter's warrant, has been filed as an exhibit to the registration statement of which this prospectus is a part.

LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for us by Briggs and Morgan, Professional Association, Minneapolis, Minnesota. Certain legal matters relating to the sale of the securities offered hereby will be passed upon for the underwriter by Winthrop & Weinstine, P.A., Minneapolis, Minnesota.

EXPERTS

    The financial statements as of April 30, 2001 and for the year ended April 30, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements as of April 30, 2000 and for the year ended April 30, 2000 included in this prospectus have been so included in reliance on the report of Bertram Vallez Kaplan & Talbot Ltd., independent accountants, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN ACCOUNTANTS

    On May 22, 2001, the board of directors resolved to engage PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending April 30, 2001. During the year ended April 30, 2000 and through May 22, 2001, we did not consult with PricewaterhouseCoopers LLP on items which (1) involved the application of accounting principles to a specific completed or contemplated transaction, (2) involved the type of audit opinion that might be rendered on our financial statements, or (3) concerned the subject matter of a disagreement or reportable event with the former auditor as described in Regulation S-B Item 304(a)(1)(iv).

    On May 22, 2001, the board of directors resolved to dismiss Bertram Vallez Kaplan & Talbot Ltd. as our independent accountants. The report of Bertram Vallez Kaplan & Talbot Ltd. on the financial statements for the year ended April 30, 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The board of directors participated in and approved the decision to change independent accountants. In connection with its audit for the year ended April 30, 2000 and through May 22, 2001, there were no disagreements with Bertram Vallez Kaplan & Talbot Ltd. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Bertram Vallez Kaplan & Talbot Ltd. would have caused Bertram Vallez Kaplan & Talbot Ltd. to make reference thereto in its report on the financial statements for such year. During the year ended April 30, 2000 and through May 22, 2001, there were no reportable events as defined in Regulation S-B Item 304(a)(1)(iv). Bertram Vallez Kaplan & Talbot Ltd. has furnished us with a letter addressed to the SEC stating that it agrees with the above statements.

    On April 8, 2000, the board of directors resolved to engage Bertram Vallez Kaplan & Talbot Ltd. as our independent accountants for the fiscal year ending April 30, 2000. During the year ended April 30, 1999 and through April 8, 2000, we did not consult with Bertram Vallez Kaplan & Talbot Ltd. on items which (1) involved the application of accounting principles to a specific completed or contemplated transaction, (2) involved the type of audit opinion that might be rendered on our financial statements, or (3) concerned the subject matter of a disagreement or reportable event with the former auditor as described in Regulation S-B Item 304(a)(1)(iv).

    On April 8, 2000, the board of directors resolved to dismiss PricewaterhouseCoopers LLP as our independent accountants. The report of PricewaterhouseCoopers LLP on the financial statements for the year ended April 30, 1999 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The board of directors participated in and approved the decision to change independent accountants. In connection with its audit for the year ended April 30, 1999 and through April 8, 2000, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused PricewaterhouseCoopers LLP to make reference thereto in its report on the financial statements for such year. During the year ended April 30, 1999 and through April 8, 2000, there were no reportable events as defined in Regulation S-B Item 304(a)(1)(iv). PricewaterhouseCoopers LLP has furnished us with a letter addressed to the SEC stating that it agrees with the above statements.

ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the units offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the units offered hereby, reference is made to such registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents or provisions of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

    You may read and copy any materials we file with the SEC, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our registration statement and all exhibits and amendments to our registration statement, at http://www.sec.gov.

    As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. We will provide annual reports, including audited financial statements, to our shareholders in connection with each annual meeting of shareholders. After this offering, we will be subject to the rules of The Nasdaq Stock Market, which will require us to hold annual meetings of shareholders.

Page
Report of Bertram, Vallez, Kaplan & Talbot, Ltd., Independent Accountants	F-2
Report of PricewaterhouseCoopers LLP, Independent Accountants	F-3
Financial Statements
Consolidated Balance Sheet at April 30, 2000 and 2001 and July 31, 2001 (unaudited)	F-4
Consolidated Statement of Operations for the years ended April 30, 2000 and 2001 and the three months ended July 31, 2000 and 2001 (unaudited)	F-5
Consolidated Statements of Changes in Shareholders' Equity for the years ended April 30, 2000 and 2001 and the three months ended July 31, 2000 and 2001 (unaudited)	F-6
Consolidated Statement of Cash Flows for the years ended April 30, 2000 and 2001 and the three months ended July 31, 2000 and 2001 (unaudited)	F-7
Notes to Consolidated Financial Statements	F-8 – F-20

F–1

Report of Independent Accountants

To the Stockholders and Board of Directors
MEDICALCV, INC. (f/k/a CV DYNAMICS, INC.)

We have audited the accompanying consolidated balance sheet of MedicalCV, Inc. (f/k/a CV Dynamics, Inc.) as of April 30, 2000 and the related consolidated statements of operations, changes in stockholders' equity and of cash flows for the year then ended that appear in this prospectus. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedicalCV, Inc. (f/k/a CV Dynamics, Inc.) as of April 30, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

BERTRAM, VALLEZ, KAPLAN & TALBOT, LTD.

Minneapolis, Minnesota
April 17, 2001

F–2

Report of Independent Accountants

To the Board of Directors and Shareholders of
MedicalCV, Inc.:

In our opinion, the accompanying consolidated balance sheet at April 30, 2001 and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of MedicalCV, Inc. at April 30, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
August 3, 2001, except as to Note 13 for which
    the date is August 21, 2001 and Note 4 for
    which the date is August 24, 2001

F–3

MedicalCV, Inc.

Consolidated Balance Sheet

	April 30,
			July 31, 2001
	2000	2001
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$93,095	$111,977	$24,816
Trade accounts receivable, net	1,221,266	1,125,560	1,090,471
Inventories	1,674,759	2,172,035	2,182,101
Prepaid expenses and other assets	24,170	127,354	101,088

Total current assets	3,013,290	3,536,926	3,398,476

Property, plant and equipment, net	1,226,775	1,446,382	1,394,337
Deferred financing costs, net of accumulated amortization of $33,591, $111,415 and $121,217, respectively	235,138	233,936	224,134
Other assets	3,801	1,394

Total assets	$4,479,004	$5,218,638	$5,016,947

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$17,431	$42,460	$41,682
Current portion of capital lease obligations	87,906	61,552	61,552
Accounts payable	572,814	511,340	531,526
Accrued expenses	301,934	314,524	251,464

Total current liabilities	980,085	929,876	886,224
Long-term debt, less current portion	1,404,435	1,786,987	2,511,248
Capital lease obligations, less current portion	134,056	72,504	54,534

Total liabilities	2,518,576	2,789,367	3,452,006

Commitments and contingencies (Notes 5, 9 and 11)
Shareholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued and outstanding
Common stock, $.01 par value; 95,000,000 shares authorized; 5,023,834, 6,343,834 and 6,343,834 shares issued and outstanding, respectively	50,238	63,438	63,438
Additional paid-in capital	6,779,082	10,490,378	10,504,544
Deferred stock-based compensation		(16,824)	(14,532)
Accumulated deficit	(4,868,892)	(8,107,721)	(8,988,509)

Total shareholders' equity	1,960,428	2,429,271	1,564,941

Total liabilities and shareholders' equity	$4,479,004	$5,218,638	$5,016,947

The accompanying notes are an integral part of these financial statements.

F–4

MedicalCV, Inc.

Consolidated Statement of Operations

	Year Ended April 30,		Three Months Ended July 31,
	2000	2001	2000	2001
			(unaudited)
Net sales	$2,701,941	$2,863,440	$570,574	$641,351
Cost of goods sold	2,025,723	1,804,278	413,253	470,359

Gross profit	676,218	1,059,162	157,321	170,992
Operating expenses:
Sales and marketing	879,880	1,425,493	200,977	449,843
General and administrative	1,093,604	1,603,117	218,378	367,390
Engineering and regulatory	884,959	965,472	306,183	207,123

Total operating expenses	2,858,443	3,994,082	725,538	1,024,356

Loss from operations	(2,182,225)	(2,934,920)	(568,217)	(853,364)
Other (expense) income:
Interest expense	(110,617)	(207,314)	(48,804)	(42,206)
Interest income	13,435	14,722		142
Other income (expense)	13,954	(111,317)	36,002	14,640

Total other expense	(83,228)	(303,909)	(12,802)	(27,424)

Loss before income tax provision	(2,265,453)	(3,238,829)	(581,019)	(880,788)
Income tax provision	1,279,000

Net loss	$(3,544,453)	$(3,238,829)	$(581,019)	$(880,788)

Basic and diluted net loss per share	$(.71)	$(.56)	(.12)	(.14)

Shares used in computing basic and diluted net loss per share	4,969,500	5,787,642	5,023,834	6,343,834

The accompanying notes are an integral part of these financial statements.

F–5

MedicalCV, Inc.

Consolidated Statements of Changes in Shareholders' Equity

	Common Stock
			Additional Paid-in Capital	Deferred Stock-Based Compensation	(Accumulated Deficit)
	Shares	Amount				Total
Total, April 30, 1999	4,952,149	$49,521	$6,548,836	$—	$(1,324,439)	$5,273,918
Net loss					(3,544,453)	(3,544,453)
Exercise of stock options	78,600	786	97,464			98,250
Repurchase of common stock in connection with stock option exercises	(7,000)	(70)	(17,430)			(17,500)
Compensation expense associated with stock options	85	1	212			213
Warrants issued in connection with bank line of credit guarantee			150,000			150,000

Total, April 30, 2000	5,023,834	50,238	6,779,082	—	(4,868,892)	1,960,428
Net loss					(3,238,829)	(3,238,829)
Common stock issued	1,170,000	11,700	2,913,300			2,925,000
Exercise of stock options	255,000	2,550	673,199			675,749
Repurchase of common stock in connection with stock option exercises	(120,000)	(1,200)	(298,800)			(300,000)
Deferred stock-based compensation			20,075	(20,075)		—
Amortization of stock-based compensation				3,251		3,251
Issuance of common stock for compensation	15,000	150	41,850			42,000
Issuance of warrants for compensation			162,000			162,000
Stock options issued to non-employees			123,050			123,050
Warrants issued in connection with bank line of credit guarantee			76,622			76,622

Total, April 30, 2001	6,343,834	63,438	10,490,378	(16,824)	(8,107,721)	2,429,271
Net loss (unaudited)					(880,788)
Amortization of stock-based compensation (unaudited)				2,292
Stock options issued to non-employees (unaudited)			14,166

Total July 31, 2001 (unaudited)	6,343,834	$63,438	$10,504,544	$(14,532)	$(8,988,509)	$1,564,941

The accompanying notes are an integral part of these financial statements.

F–6

MedicalCV, Inc.

Consolidated Statement of Cash Flows

	Year Ended April 30,		Three Months Ended July 31,
	2000	2001	2000	2001
			(unaudited)
Cash flows from operating activities:
Net loss	$(3,544,453)	$(3,238,829)	$(581,019)	$(880,788)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	197,864	203,133	74,504	74,045
Amortization	155,611	179,428	17,598	11,196
Deferred income taxes	1,278,000
Provision for doubtful accounts	140,148	167,222		48,731
Provision for inventory obsolescence	64,572	67,083
Stock-based compensation	213	664,801		16,458
Changes in assets and liabilities:
Accounts receivable	(10,076)	82,484	71,605	12,358
Inventories	18,875	(564,359)	(61,472)	(10,066)
Prepaid expenses and other assets	41,915	(22,777)	(57,159)	26,266
Income taxes receivable	6,786
Accounts payable	343,307	(61,474)	(135,970)	20,186
Accrued expenses	(34,337)	12,590	(125,956)	(63,060)

Net cash used in operating activities	(1,341,575)	(2,510,698)	(797,869)	(744,674)

Cash flows from investing activities:
Purchase of property, plant and equipment	(141,129)	(362,344)	(25,902)	(22,000)
Loan to UROPACE		(154,000)		(26,000)

Net cash used in investing activities	(141,129)	(516,344)	(25,902)	(48,000)

Cash flows from financing activities:
Borrowings on bank line of credit	1,420,000	2,315,000	760,000	740,000
Principal payments on bank line of credit	(200,000)	(2,130,000)	(1,980,000)
Principal payments on other long-term debt	(682,634)	(17,419)	(4,275)	(16,517)
Payments for financing costs	(118,729)
Principal payments under capital lease obligations	(92,733)	(87,906)	(22,884)	(17,970)
Exercise of stock options	80,750	41,249
Issuance of common stock		2,925,000	2,925,000

Net cash provided by financing activities	406,654	3,045,924	1,677,841	705,513

Net (decrease) increase in cash and cash equivalents	(1,076,050)	18,882	854,070	(87,161)
Cash and cash equivalents at beginning of year	1,169,145	93,095	93,095	111,977

Cash and cash equivalents at end of year	$93,095	$111,977	$947,165	$24,816

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$94,365	$93,451	$48,804	$42,205
Income taxes	1,000	750
Non-cash investing and financing activities:
Land special assessments due in future years, net		162,000
Stock option exercises using common stock	17,500	300,000
Issuance of common stock for compensation		42,000
Warrants issued in connection with bank line of credit guarantee	150,000	76,622

The accompanying notes are an integral part of these financial statements.

F–7

MedicalCV, Inc.

Notes to Consolidated Financial Statements

1.  Business Description

    MedicalCV, Inc. (the Company) is a privately-held corporation engaged in the manufacture and marketing of mechanical monoleaflet heart valves primarily in Europe, South Asia, the Middle East and the Far East.

    The Company has sustained losses and negative cash flows from operations in recent years and expects these conditions to continue for the foreseeable future. At April 30, 2001, the Company had an accumulated deficit of $8,107,721. The implementation of the Company's business plan is dependent on raising sufficient capital to support future operations. In May 2001, the Board of Directors authorized the Company to proceed with an initial public offering (IPO). On August 21, 2001, the Company raised $500,500 in convertible bridge note financing (see Note 13). The Company is dependent on the proceeds of its planned IPO or other financing to meet its future working capital and capital expenditure needs and to maintain compliance with its debt covenants. If the Company fails to obtain financing when required, the Company may not be able to develop or enhance its products, gain market share in the United States or respond to competitive pressures or unanticipated requirements, which could seriously harm its business, financial position and results of operations.

    The Company is subject to risks and uncertainties common to rapidly growing medical technology-based companies, including rapid technological change, dependence on one principal product, new product development and acceptance, actions of competitors, dependence on key personnel and United States market penetration.

2.  Summary of Significant Accounting Policies

Principles of Consolidation

    The Company's consolidated financial statements include the accounts of MedicalCV, Inc. and its wholly-owned subsidiaries, CV Holdings, Inc., CVD International, Inc. and its 80 percent-owned dormant subsidiary Medical Europe CVD which was liquidated in fiscal 2001 with no material impact to the financial statements. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Results (Unaudited)

    The accompanying consolidated financial statements at July 31, 2001 and for the three months ended July 31, 2000 and 2001 are unaudited. In the opinion of management, these consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements included herein and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of results of the interim periods.

F–8

Fair Value of Financial Instruments

    The Company's financial instruments consist primarily of cash and cash equivalents, trade accounts receivable and accounts payable for which the current carrying amounts approximate fair value. Additionally, the borrowing rates currently available to the Company approximate current rates for debt agreements with similar terms and average maturities.

Cash and Cash Equivalents

    Cash and cash equivalents consist of checking accounts and a money market account, all of which are held in two depository institutions. The Company considers all highly-liquid investments purchased with remaining maturities of three months or less at the time of purchase to be cash equivalents. The carrying value of cash equivalents approximates fair value because of the short maturity of these instruments.

Inventories

    Inventories consist of various mechanical heart valves and other medical items that are stated at the lower of cost or market, with cost determined utilizing standard costs, which approximate the first-in, first-out method of inventory valuation.

Property, Plant and Equipment

    Property, plant and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. The building is depreciated over a 30-year life. Machinery and equipment, furniture and fixtures, tooling and software are depreciated over five-year lives. Maintenance and repairs are charged to current operations when incurred. The cost and related accumulated depreciation or amortization of assets disposed of are removed from the related accounts and any resulting gains or losses are recorded to the statement of operations.

Long-Lived Assets

    The Company periodically evaluates the carrying value of long-lived assets to be held and used, including but not limited to, capital assets and intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose. No losses from impairment have been recognized in the financial statements.

Revenue Recognition

    The Company recognizes revenues of its mechanical heart valves to the customer provided that the Company has received a purchase order, the price is fixed, title has transferred, collection of the resulting receivable is probable, and there are no remaining obligations. Transfer of title occurs for

F–9

substantially all sales upon shipment. The Company's products are not subject to any customer acceptance process. There are no rights of return unless the product does not perform according to specifications.

Research and Development

    Research and development costs are expensed as incurred.

Stock-Based Compensation

    The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation." The Company accounts for stock-based compensation to non-employees using the fair value method prescribed by Emerging Issues Tax Force (EITF) Issue 96-18.

Income Taxes

    Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense or benefit is the tax payable or refundable for the year and the change during the year in deferred tax assets and liabilities.

Comprehensive Income (Loss)

    Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss). Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities. For the years ended April 30, 2000 and 2001, there were no adjustments to net loss to arrive at comprehensive loss.

Concentration of Credit Risk

    At April 30, 2000 and 2001, approximately 60% and 52%, respectively, of the Company's accounts receivable were due from several distributors that individually accounted for 10% or more of the Company's net sales in each respective fiscal year (see Note 10). The Company generally requires no collateral from its customers with respect to trade accounts receivable. The Company maintains an allowance for doubtful accounts based upon its historical experience and the expected collectibility of all accounts receivable.

Net Income (Loss) Per Share

    Net income (loss) per share is computed under the provisions of SFAS No. 128, "Earnings Per Share." Basic net income (loss) per common share is computed using net income (loss) and the

F–10

weighted-average number of shares of common stock outstanding. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted net loss per common share does not differ from basic net loss per common share in the years ended April 30, 2000 and 2001 since 871,680 and 815,140, respectively, of potential dilutive shares of common stock from exercise of stock options and warrants are anti-dilutive.

New Accounting Pronouncements

    In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, "Accounting for the Disposal of Long-Lived Assets" which addresses accounting and financial reporting for long-lived assets. This statement is effective for the Company on May 1, 2002. The adoption of this statement is not expected to have a material impact on the financial position or results of operations of the Company.

    In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which addresses accounting and financial reporting for business combinations. Also in June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses how intangible assets acquired individually or with a group of other assets, except for those acquired in a business combination, should be accounted for in financial statements upon their acquisition and also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Both of these statements are effective in their entirety for the Company on May 1, 2002. The adoption of these statements will not have a material impact on the current financial position or results of operations of the Company.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new statement establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. SFAS No. 133, as amended by SFAS Nos. 137 and 138, was effective for the Company beginning May 1, 2001. The adoption of SFAS No. 133 did not materially affect the Company's financial position or results of operations.

F–11

3.  Supplemental Financial Statement Information

    Certain balance sheet components consist of the following at April 30:

	2000	2001
Trade Accounts Receivable, Net
Related parties	$722,251	$486,077
Other	641,085	794,775
Allowance for doubtful accounts	(142,070)	(155,292)

	$1,221,266	$1,125,560

Inventories
Raw materials	$384,670	$664,990
Work-in-process	427,504	423,570
Finished goods	862,585	1,083,475

	$1,674,759	$2,172,035

Property, Plant and Equipment, Net
Land	$20,000	$182,000
Building	1,131,375	1,166,085
Machinery and equipment	957,574	1,233,933
Furniture and fixtures	129,322	139,481
Tooling	84,163	84,163
Software	85,123	85,366

	2,407,557	2,891,028
Accumulated depreciation and amortization	(1,180,782)	(1,444,646)

	$1,226,775	$1,446,382

F–12

4.  Long-Term Debt

    Long-term obligations consist of the following at April 30:

	2000	2001
Revolving credit line with Associated Bank, interest is payable monthly and the principal is due November 2002, collateralized by the Company's real estate and other business assets excluding accounts receivable	$1,220,000	$1,405,000
Promissory note with Dakota Electric Association, principal and interest due in monthly installments through May 2009, interest at 5.75%, collateralized by the Company's lighting equipment and rooftop air-conditioning units	201,866	184,447
Land special assessments payable to Dakota County, principal and interest due in semi-annual installments through May 2010, interest at 8%		240,000

	1,421,866	1,829,447
Less current maturities	(17,431)	(42,460)

	$1,404,435	$1,786,987

    Scheduled maturities of long-term debt are as follows:

Year Ending April 30,	Amount
2002	$42,460
2003	1,448,550
2004	44,704
2005	45,926
2006	47,404
Thereafter	200,403

$1,829,447

    On November 23, 1999, the Company obtained a $2.5 million revolving credit line with Associated Bank. The line of credit is due November 23, 2002 in one payment of all outstanding principal plus all accrued unpaid interest, and is collateralized by the Company's real estate and other business assets excluding accounts receivable. In addition, a shareholder of the Company has provided a $2.0 million personal guarantee and has pledged marketable securities with a guaranteed value of $1.1 million to support repayment of borrowings on the credit line. Interest is required to be paid monthly and accrues at the Wall Street Journal Prime Rate. The interest rate at April 30, 2000 and 2001 was 9.0% and 7.5%, respectively. As part of the credit agreement, the Company is required to maintain a minimum tangible net worth of not less than $3,000,000 on a quarterly basis. At April 30, 2000 and 2001, the Company failed to comply with the minimum tangible net worth covenant; on August 24, 2001, the Company received an amendment retroactively changing the minimum tangible net worth to not less than $1,000,000 on a monthly basis. Management believes that, based upon its current operating budget for fiscal year 2002, it will need to obtain additional equity financing to continue to meet its revised minimum tangible net worth requirement through April 30, 2002.

F–13

5.  Leases

Operating Leases

    The Company leases certain manufacturing equipment under various operating lease agreements which expire at various dates through fiscal year 2003. At the end of the lease terms, the Company has the option to renew the leases, purchase the equipment at fair value or return the equipment. Minimum payments under operating leases with noncancellable terms in excess of one year are as follows:

Fiscal Year
2002	$66,874
2003	19,742

$86,616

    Rental expense under operating leases was $109,532 and $109,524 in fiscal years 2000 and 2001, respectively.

Capital Leases

    The Company leases certain manufacturing equipment under various capital leases. The equipment is leased under agreements expiring through fiscal year 2004 with implicit interest rates ranging from 5.6% to 16.2%. The Company may elect to purchase the equipment under bargain purchase options at the end of the lease terms. The leases are collateralized by the underlying equipment with a total cost of $567,680 and accumulated amortization of $334,842 and $436,446 at April 30, 2000 and 2001, respectively.

    Scheduled lease payments under capital lease obligations are as follows:

Fiscal Year
2002	$71,759
2003	47,742
2004	31,156

Total minimum lease payments	150,657
Less interest	(16,601)

Present value of capital lease obligations	134,056
Less current portion	(61,552)

Capital lease obligations, less current portion	$72,504

F–14

6.  Income Taxes

    Income tax provision for the years ended April 30, 2000 and 2001 consists of the following:

	2000	2001
Current	$1,000	$—
Deferred	(1,010,200)	(1,038,500)
Valuation allowance	2,288,200	1,038,500

Total income tax provision	$1,279,000	$—

    The components of deferred income tax assets at April 30 are as follows:

	2000	2001
Federal net operating loss carryforwards	$1,681,000	$2,269,000
Research and experimentation credit carryforwards	296,700	469,000
State net operating loss carryforwards	135,800	155,400
Other carryforwards	15,300	79,300
Inventories	48,500	73,700
Allowance for uncollectible accounts	51,100	105,100
Property, plant and equipment	41,500	54,000
Accrued expenses and other	18,300	121,200

Total deferred tax assets	2,288,200	3,326,700
Valuation allowance	(2,288,200)	(3,326,700)

Net deferred tax asset	$—	$—

    At April 30, 1999, the Company had net deferred tax assets totaling $1,278,000. In fiscal 2000 and 2001, the Company has recorded a valuation allowance to fully offset its deferred tax assets. The valuation allowances were established due to the inherent uncertainty of predicting the sufficiency of future taxable income necessary to realize these deferred tax assets, particularly in light of the Company's recent history of significant operating losses. In addition, future utilization of available net operating loss carryforwards may be limited under Internal Revenue Code 382 as a result of future changes in ownership.

    The Company's federal net operating loss carryforwards of approximately $6.6 million and state net operating loss carryforwards of $2.3 million expire in fiscal years 2013 through 2021. Available research and experimentation credits at April 30, 2001 represent federal and state amounts of $357,000 and $112,000, respectively, with expiration dates in fiscal years 2011 through 2021.

F–15

    The reconciliation of the U.S. statutory federal income tax rate with the effective rate for the years ended April 30, 2000 and 2001, is as follows:

	2000	2001
Tax benefit at statutory rate	$(770,000)	$(1,101,000)
Research and experimentation tax credits	(45,700)	(172,300)
State taxes, net of federal benefit	(43,800)	(19,600)
Nondeductible expenses	3,500	116,400
Other	(153,200)	138,000
Change in valuation allowance	2,288,200	1,038,500

Total income tax (benefit) provision	$1,279,000	$—

7.  Shareholders' Equity

Common Stock

    On January 25, 2001, the Company gave a stock bonus of 15,000 shares of the Company's common stock to an officer of the Company. The estimated fair value of the shares of $42,000 was recorded as a general and administrative expense.

Stock Options

    The Company has authorized the issuance of stock options for the aggregate purchase of 1,878,500 shares of common stock under various plans covering certain employees, members of the Board of Directors and certain independent contractors approved by the Board of Directors. Options are typically granted at prices not less than fair market value at the date of grant. Options generally become exercisable between one to three years after grant date and have a maximum term of three to ten years depending on the plan.

F–16

    The following is a summary of stock option activity with respect to the Company's various plans and includes option activity for employees, directors and non-employees:

	Options	Weighted Average Exercise Price Per Share
Outstanding, April 30, 1999	768,100	$1.92
Granted	147,000	5.00
Expired	(34,820)	3.38
Exercised	(78,600)	1.25

Outstanding, April 30, 2000	801,680	2.50
Granted	422,640	2.50
Expired	(514,180)	2.60
Exercised	(255,000)	1.34

Outstanding, April 30, 2001	455,140	$3.03
Granted (unaudited)	314,500	4.50

Outstanding, July 31, 2001 (unaudited)	769,640	$3.63

    At April 30, 2001, 498,608 options were available for grant under the Company's stock option plans. In June 2001, the Company's Board of Directors adopted an additional stock option plan, subject to shareholder approval, which reserves 500,000 additional options available for grant to employees, officers, consultants, advisors, and employee and non-employee directors.

    The following table summarizes information about stock options outstanding and exercisable at April 30, 2001:

	Options Outstanding			Options Exercisable
		Weighted Average Remaining Contractual Life (Years)
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2.50	359,140	4.16	$2.50	251,340	$2.50
$5.00	96,000	2.64	$5.00	92,250	$5.00

    During the year ended April 30, 2001, certain employees exercised stock options by surrendering an aggregate of 120,000 shares of the Company's common stock as consideration for the exercise price. In connection with this form of exercise, the Company recorded compensation expense of $334,500 with the offsetting amount increasing additional paid-in capital.

    Deferred compensation relating to stock options granted below fair value during the year ended April 30, 2001 was $20,075. Such deferred compensation will be amortized over the vesting periods of the related stock options, which generally range from three to five years. This compensation is recognized on an accelerated basis in accordance with FASB Interpretation (FIN) No. 28. Compensation expense relating to stock options granted below fair market value of $3,251 was recognized during the year ended April 30, 2001.

F–17

    During the year ended April 30, 2001, the Company issued fully-vested, four-year options to purchase an aggregate of 85,000 shares of the Company's common stock at $2.50 per share to certain nonemployees who provided technical advisory services to the Company. The aggregate fair value of the options using the Black-Scholes valuation model was $123,050 and was fully expensed in fiscal 2001. The following assumptions were used to value the options: dividend yield of 0%, risk-free interest rate of 5.69%, expected life equal to the contractual life of seven years and volatility of 69%.

    The weighted average estimated minimum value of options granted at fair value at the date of grant was $1.39 and $0.88 per option during fiscal years 2000 and 2001, respectively. The weighted average estimated minimum value of options granted below fair value was $0.94 per option during fiscal year 2001. No options were granted below fair market value during fiscal year 2000.

    If the Company had elected to recognize compensation expense for options granted based on the minimum value of the options granted at the date of grant as prescribed by SFAS No. 123, the Company's net loss for fiscal years 2000 and 2001 would have been as follows:

	2000	2001
As reported	$(3,544,453)	$(3,238,829)
Pro forma	(3,654,864)	(3,470,775)
Net loss per common share—basic and diluted:
As reported	(.71)	(.56)
Pro forma	(.74)	(.60)

    For purposes of determining minimum value using the Black-Scholes option pricing model as prescribed by SFAS No. 123, the Company used 95% of the life of the options as the expected holding period for employees and the life of the options for directors. The risk-free interest rate for 2000 and 2001 was 5.86% and 5.75%, respectively. The dividend yield used was 0% and volatility factors are not applicable to non-public companies for options granted to employees.

Stock Warrants

    At April 30, 2001, the Company had outstanding and exercisable warrants to purchase 360,000 shares of the Company's common stock at prices ranging from $2.00 to $5.00 per share. The warrants expire at various dates through February 1, 2006. At April 30, 2001, the weighted average remaining contractual life of the warrants was 4.23 years and the weighted average exercise price of the warrants was $2.25.

    On February 1, 2001, the Company issued a fully-vested, four-year warrant to purchase 240,000 shares of the Company's common stock at $2.125 per share to an officer of the Company in connection with a separation agreement. The intrinsic value of the warrant was $162,000 and was fully expensed in fiscal 2001.

    In November 1999 and December 2000, the Company issued fully vested four-year warrants to purchase an aggregate of 100,000 shares of common stock exercisable at $2.00 per share to a board member in connection with a bank line of credit guarantee. The fair value of the warrants was calculated using the Black-Scholes valuation model and $150,000 and $76,622 was capitalized as deferred financing costs in fiscal years 2000 and 2001, respectively. The deferred financing costs are

F–18

being amortized to interest expense on a straight-line basis over the life of the guarantee. The following assumptions were used to value the warrants: dividend yield of 0%, risk-free interest rate of 5.69%, expected life equal to the contractual life of four years and volatility of 69%.

8.  Research and Development Costs

    Research and development costs, included as part of engineering and regulatory in the Consolidated Statement of Operations, totaled $759,522 and $800,625 for the fiscal years ended April 30, 2000 and 2001, respectively.

9.  Supply Agreement

    In July 1998, the Company entered into a three-year supply agreement with Sulzer Carbomedics, Inc. (Carbomedics), the source of certain raw material components associated with the manufacture of certain of the Company's heart valves. The supply agreement was extended for an additional two years in March 2001.

    This agreement provides that the Company purchase a minimum number of raw material units each calendar year through 2003. Under the terms of the agreement, the Company is required to compensate Carbomedics for any purchase shortfalls up to a maximum of $200,000 per year. The Company did not meet the minimum purchase requirement in calendar year 1999 and 2000 and does not believe it will meet the minimum purchase requirement for calendar year 2001. As a result, the Company expensed $239,907 and $108,174 to cost of goods sold in fiscal years 2000 and 2001, respectively.

10.  Segment and Related Party Information

    The Company views its operations and manages its business as one segment, the manufacturing and marketing of mechanical heart valves. Factors used to identify the Company's single operating segment include the organizational structure of the Company and the financial information available for evaluation by the chief operating decision maker.

    The following table summarizes net sales by geographic area:

	For the Years Ended April 30,		Three Months Ended July 31,
	2000	2001	2000	2001
			(unaudited)
Europe	$2,040,776	$1,636,825	$287,161	$440,842
South Asia	366,200	634,030	164,800	114,380
Middle East		234,726	53,500	44,187
Far East	165,000	256,924	33,457	41,942
Other	129,965	100,935	31,656

Total	$2,701,941	$2,863,440	$570,574	$641,351

    At April 2000 and 2001, substantially all of the Company's operations and assets are based in the United States of America.

F–19

    The Company distributes its products primarily through distributor organizations that, in turn, market the product directly to medical institutions. Three of these distributors are shareholders of the Company with ownership interests of up to approximately 8% each. One of these shareholder distributors is also a member of the Company's Board of Directors. Sales to distributors that individually account for 10% or more of the Company's net sales in each respective fiscal year are as follows (related party distributors are separately presented below regardless of sales level):

	For the Years Ended April 30,		Three Months Ended July 31,
	2000	2001	2000	2001
			(unaudited)
Distributor #1 (related party)	$1,035,450	$1,170,700	$270,810	$375,240
Distributor #2	366,200	424,520	98,160	96,380
Distributor #3 (related party)	331,056	130,980
Distributor #4 (related party)	222,528		(14,592)	45,600

    Aggregate accounts receivable from the above three related party distributors at April 30, 2000 and 2001 totaled $722,251 and $486,077, respectively.

11.  Spin-off of UROPACE

    On November 1, 2000, the Company completed the spin-off of UROPACE, Inc. (UROPACE), a subsidiary of the Company, to the existing shareholders of the Company. The separation was effected by transferring from the Company to UROPACE all assets, tangible and intangible, relating to the development of female urinary incontinence technology. Shareholders of record on September 15, 2000 received one share of common stock of UROPACE for each 6.882 shares of the Company's common stock held on that date.

    The assets transferred to UROPACE had no book value at November 1, 2000 and the operations of UROPACE prior to the spin-off had no revenues and minimal expenses during the fiscal years ended April 30, 2000 and 2001. As a part of this spin-off, the Company agreed to loan UROPACE up to $356,250 at a variable interest rate. Principal and interest on the note will be payable in installments equal to 5% of UROPACE's future annual net sales until the note and interest is paid in full. At April 30, 2001, the Company had loaned UROPACE $154,000. Due to the development stage of UROPACE and the uncertainty associated with the collection of this amount, the Company has recorded an allowance for the entire balance of the loan at April 30, 2001, with the corresponding expense included in other income (expense) in the Consolidated Statement of Operations.

12.  Savings and Retirement Plan

    The Company sponsors a 401(k) savings and retirement plan (the Plan) which is available to all eligible employees. Under the Plan, the Company may make a discretionary contribution to the Plan upon approval by the Company's Board of Directors. Employees are fully vested in their own contributions and earnings thereon and become fully vested in the Company's contributions and earnings thereon after three years of service. The Company made contributions to the Plan of $4,142 and $14,764 in fiscal years 2000 and 2001, respectively.

F–20

13.  Subsequent Events

Convertible Subordinated Bridge Notes

    On August 21, 2001, the Company sold units of convertible subordinated bridge notes with an aggregate principal amount of $500,000 and redeemable warrants to purchase an aggregate of 500,000 shares of the Company's common stock for a total proceeds of $500,500. Each unit consisted of a $25,000 principal amount 10% convertible subordinated bridge note and redeemable warrants to purchase 25,000 shares of the Company's common stock at a price of $6.50 per share. The notes are unsecured and are due in August 2002, but may be converted into shares of the Company's common stock at any time before repayment at a price of $4.50 per share. The Company has the option to prepay the notes without premium or penalty. If the fair value of the Company's common stock or units equals or exceeds $8.50 per share, for ten consecutive trading days, the Company may, at its option, require conversion of the notes into its common stock at a price of $6.50 per share and may redeem the outstanding warrants for $0.01 each. The warrants are immediately exercisable and have a term of five years. The allocated fair value of the warrants of $308,236 will be accounted for as a discount on the convertible subordinated bridge notes.

New Stock Option Plan

    On August 9, 2001, the Company's shareholders approved the 2001 Equity Incentive Plan (2001 Plan) and reserved 500,000 shares of common stock for issuance upon exercise of stock options to be granted under the 2001 Plan to employees, officers, consultants, advisors, employee and non-employee directors and employees of certain related entities. The number of shares reserved for issuance under the 2001 Plan increases on January 1 of each year by the greater of 50,000 shares or 3.5% of the outstanding shares of the Company's common stock on such date, unless the Board of Directors sets the increase at a lower number of shares.

F–21

MedicalCV inc™

MedicalCV, Inc. has over 30 years of experience in the design and manufacture of heart valves.

Beginning in the early 1970s, it successfully introduced three separate heart valves into the cardiovascular marketplace, Lillehei-Kaster™, Omniscience™ and Omnicarbon™, and has sold over 135,000 heart valves worldwide. Having gained FDA premarket approval of the Omnicarbon heart valve in July 2001, MedicalCV is now beginning the launch of the Omnicarbon heart valve in the U.S. market.

Recently MedicalCV developed fully vertically-integrated manufacturing capability for the Omnicarbon heart valve it sells overseas – all in one U.S. facility.

Of importance is the close teamwork of its technical and production personnel, a key factor for ensuring high levels of safety, durability and performance in cardiovascular products.

MedicalCV endeavors to employ leading-edge technologies to help ensure precision in the development and production of life-critical products.

15

1,500,000 Units

Each Unit Consisting of One Share of Common Stock
And One Redeemable Class A Warrant

PROSPECTUS

Until              (25 days after the date of the prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Equity Securities Investments, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    We are governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation; or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

    As permitted by Section 302A.251 of the Minnesota Statutes, Article 6 of our articles of incorporation provides that we will indemnify current and former directors in the manner and to the fullest extent permitted by law. Section 6.1 of our bylaws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees.

    The underwriting agreement contains provisions under which we, on the one hand, and the underwriter, on the other hand, have agreed to indemnify each other, including officers and directors of our company and the underwriter and any person who may be deemed to control our company or the underwriter, against certain liabilities, including liabilities under the Securities Act.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the issuance and distribution of the securities registered hereby, other than the underwriting discount, are set forth in the following table. All amounts presented, other than the SEC registration fee, are estimates.

SEC registration fee	$4,744
NASD filing fee	2,398
Nasdaq listing fee	10,000
Legal fees and expenses	100,000
Accounting fees and expenses	100,000
Blue sky fees and expenses	45,000
Transfer agent fees and expenses	3,600
Printing expenses	50,000
Miscellaneous	4,258

Total	$320,000

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ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    The following sets forth certain information concerning the securities we have sold within the past three years without registering the securities under the Securities Act.

    (a) On August 21, 2001, we issued $500,000 principal amount of 10% convertible subordinated bridge notes to 13 accredited investors with warrants to purchase 500,000 shares of common stock at an exercise price of $6.50 per share. We received gross cash proceeds of $500,500 in consideration of the bridge notes and the warrants. We paid a cash commission of $40,040 and a non-accountable expense allowance of $5,005 to Equity Securities Investments, Inc. in connection with this transaction. We issued the securities in a private placement transaction not involving a public offering and not involving a general solicitation. We issued the securities to individuals who represented that (a) they were acquiring the securities for investment purposes, (b) they were "accredited investors" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, and (c) they had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of investment as required by Rule 506(b)(2)(ii) under the Securities Act. We believe that this transaction was exempt from registration under Section 4(2) of the Securities Act and within the safe harbor provided by Rule 506 of Regulation D under the Securities Act.

    (b) On February 1, 2001, Gene E. Stobbs, our Vice President—Operations, exercised an option to purchase 75,000 shares of common stock at $1.25 per share on a cashless basis. In connection with such cashless conversion, we issued 37,500 shares of our common stock to Mr. Stobbs and Mr. Stobbs surrendered 37,500 shares which he otherwise would have been entitled to purchase under the option. We issued the securities pursuant to a written non-qualified stock option agreement, exempt from registration pursuant to Rule 701 of the Securities Act. No underwriting commission or fee was paid to any party in connection with such transaction.

    (c) On January 25, 2001, we issued 15,000 shares of common stock to Blair P. Mowery, our President and Chief Executive Officer, as a common stock award. We issued the securities in a transaction not involving a public offering under Section 4(2) of the Securities Act. No underwriting commission or fee was paid to any party in connection with such transaction.

    (d) We entered into a separation agreement and release effective as of November 1, 2000 with Adel A. Mikhail, Ph.D. Dr. Mikhail was our founder and served as our President and Chief Executive Officer from March 1992 until June 15, 2001, at which time he retired. At the time of entering into the separation agreement, Dr. Mikhail had vested stock options to purchase an aggregate of 420,000 shares of our common stock at an exercise price of $1.375 per share, expiring on February 2, 2001. Under the separation agreement, Dr. Mikhail agreed to exercise the option to the extent of 30,000 shares for $41,250 in cash and to surrender 240,000 shares which he otherwise would have been entitled to purchase under the option. We agreed to allow Dr. Mikhail to exercise his option for the remaining 150,000 shares on a cashless basis. In connection with such cashless conversion, we issued 67,500 shares to Dr. Mikhail and Dr. Mikhail surrendered 82,500 shares which he otherwise would have been entitled to purchase under the option. On February 1, 2001, we also issued a five-year warrant to Dr. Mikhail for the purchase of 240,000 shares of common stock exercisable at $2.125 per share. We made each of the foregoing securities issuances on February 2, 2001. We issued the securities pursuant to a written non-qualified stock option agreement, exempt from registration pursuant to Rule 701 of the Securities Act. No underwriting commission or fee was paid to any party in connection with such transaction.

    (e) On September 15, 2000, we issued an aggregate of 1,170,000 shares of common stock to five accredited investors for cash consideration of $2.50 per share, resulting in total cash consideration of $2,925,000. We issued the securities in a private placement transaction not involving a public offering and not involving a general solicitation. We issued the securities to individuals who represented that (a) they were acquiring the securities for investment purposes, (b) they were "accredited investors" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, and (c) they

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had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of investment as required by Rule 506(b)(2)(ii) under the Securities Act. We believe that this transaction was exempt from registration under Section 4(2) of the Securities Act and within the safe harbor provided by Rule 506 of Regulation D under the Securities Act. No underwriting commission or fee was paid to any party in connection with such transaction.

    (f)  On November 22, 1999 and on December 6, 2000, we issued to Paul K. Miller, one of our directors, warrants to purchase an aggregate of 100,000 shares of our common stock, exercisable at $2.00 per share. Such warrants expire on November 19, 2004. We issued the warrants in consideration of Mr. Miller's guarantee of our indebtedness to Associated Bank Minnesota. We issued the warrants in a private placement transaction not involving a public offering and not involving a general solicitation. We believe that this transaction was exempt from registration under Section 4(2) of the Securities Act. No underwriting commission or fee was paid to any party in connection with such transaction.

    (g) On November 2, 1998, we issued an aggregate of 78,220 shares of common stock to seven accredited investors and an aggregate 37,580 shares of common stock to employees, consultants and independent contractors upon exercise of options granted under a written compensatory benefit plan at a weighted average exercise price of approximately $1.01 per share, resulting in total cash consideration of $117,000. On February 2, 2000, we issued an aggregate of 46,000 shares of common stock to seven accredited investors and an aggregate of 23,600 shares of common stock to employees, consultants and independent contractors upon exercise of options granted under a written compensatory benefit plan for cash consideration and the cancellation of certain outstanding options. Such investors paid total cash consideration of $78,250 and surrendered 7,000 shares which they otherwise would have been entitled to purchase under the options. We issued the foregoing shares of common stock in private placement transactions not involving a public offering and not involving a general solicitation, pursuant to a program we instituted to allow option holders to fund purchases of common stock issuable upon exercise of options that otherwise would have expired. The program enabled option holders to transfer to accredited investors shares issuable upon exercise of stock options. In exchange, such accredited investors paid the fair market value per share determined in good faith by our board of directors, which fair market value was higher than the exercise price of such options. Option holders applied the difference between the fair market value of the shares and the option exercise price to the purchase price they paid to exercise their options. We believe that these transactions were exempt from registration pursuant to Rule 701 of the Securities Act. No underwriting commission or fee was paid to any party in connection with such transactions.

    (h) Between September 8, 1998, and June 30, 2001, we issued an aggregate of 128,000 shares of common stock to employees, consultants, independent contractors, officers and directors upon exercise of stock options at a weighted average exercise price of approximately $1.10 per share, resulting in total cash consideration of $140,780. We issued the securities pursuant to written compensatory benefit plans, exempt from registration pursuant to Rule 701 of the Securities Act. No underwriting commission or fee was paid to any party in connection with such transactions.

ITEM 27.  EXHIBITS.

    See "Index to Exhibits."

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ITEM 28.  UNDERTAKINGS.

    The small business issuer hereby undertakes to:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    The registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inver Grove Heights, State of Minnesota, on October 31, 2001.

MEDICALCV, INC.
By	/s/ BLAIR P. MOWERY Blair P. Mowery President and Chief Executive Officer

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ BLAIR P. MOWERY Blair P. Mowery	President, Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2001
/s/ GEORGE M. WETTSTAEDT George M. Wettstaedt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 31, 2001
* Adel A. Mikhail, Ph.D.	Chairman of the Board
* Norman Dann	Director
* Paul K. Miller	Director
* Richard A. DeWall, M.D.	Director
* Salvador Mercé Cervelló	Director

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* Ronald M. Bosrock	Director
*By	/s/ BLAIR P. MOWERY Blair P. Mowery Attorney-In-Fact	October 31, 2001

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INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
1	Form of Underwriting Agreement (including Form of Underwriter's Warrant).
3.1	Restated Articles of Incorporation of the Registrant.*
3.2	Bylaws of the Registrant.*
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Specimen common stock certificate.*
4.3	Form of Warrant Agreement (including specimen Class A Warrant certificate).*
4.4	Specimen unit certificate.
5	Opinion of Briggs and Morgan, Professional Association.*
10.1	Separation Agreement and Release by and between the Registrant and Adel A. Mikhail effective November 1, 2000.*
10.2	1992 Stock Option Plan.*
10.3	1993 Director Stock Option Plan.*
10.4	1997 Stock Option Plan.*
10.5	2001 Equity Incentive Plan.*
10.6	Warrant Agreement by and between the Registrant and Paul K. Miller dated November 22, 1999.*
10.7	Warrant Agreement by and between the Registrant and Adel A. Mikhail dated February 2, 2001.*
10.8	Warrant Agreement by and between the Registrant and Paul K. Miller dated December 6, 2000.*
10.9	Form of Escrow Agreement by and among the Registrant, Paul K. Miller, Adel A. Mikhail, Ph.D., Richard A. DeWall, M.D., Blair P. Mowery, Salvador Mercé Cervelló, Allan R. Seck, Norman Dann, Ronald Bosrock, George M. Wettstaedt, Gene E. Stobbs, Shelley Johnson, Salvador Mercé Vives, Mercé V. Electromedicina S.L., Associated Bank Minnesota and the Commissioner of Commerce for the State of Minnesota.*
10.10	O.E.M. Supply Contract by and between the Registrant and Sulzer Carbomedics, Inc., effective July 24, 1998.**
10.11	First Amendment to Supply Agreement by and between the Registrant and Sulzer Carbomedics, Inc., effective March 6, 2001.**
10.12	Promissory Note in the principal amount of $2,500,000, issued by the Registrant, maker, to Associated Bank Minnesota, payee, dated November 23, 1999.*
10.13	Commitment Letter by and between Associated Bank Minnesota, lender, and the Registrant, borrower, dated August 26, 1999, pertaining to proposed revised line of credit terms.*
10.14	Working Capital Line of Credit—Change in Terms Agreement by and between Associated Bank Minnesota, lender, and the Registrant, borrower, dated November 23, 2000.*
10.15	Correspondence from Associated Bank Minnesota to the Registrant, dated December 11, 2000, extending the line of credit maturity date.*

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10.16	Correspondence to Paul Miller, dated August 31, 1999, regarding the Registrant's compensation to Mr. Miller for his personal guarantee of the Associated Bank Minnesota line of credit.*
10.17	Amendment to Working Capital Line of Credit by and between Associated Bank Minnesota, lender, and the Registrant, borrower, dated August 24, 2001.*
10.18	Employment Agreement by and between the Registrant and Blair P. Mowery, effective June 15, 2001.*
10.19	Letter Agreement by and between the Registrant and Allan R. Seck, dated May 5, 1999.
10.20	Amendment to Letter Agreement by and between the Registrant and Allan R. Seck, dated August 30, 2001.
16.1	Letter on change in certifying accountant.*
16.2	Letter on change in certifying accountant.*
21	Subsidiaries of the Registrant.*
23.1	Consent of Briggs and Morgan, Professional Association (included in Exhibit 5).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Bertram Vallez Kaplan & Talbot Ltd.
24	Powers of Attorney.*

*
Previously filed.

**
Confidential treatment has been requested by the Registrant for portions of this previously filed exhibit.

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